THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT ABOUT THE ACTION YOU SHOULD TAKE, YOU SHOULD SEEK YOUR OWN FINANCIAL ADVICE FROM YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES ACT 1986.

If you have sold or otherwise transferred all your shares in Tele-Cine Cell, please send this document and the accompanying Form of Acceptance and reply-paid envelope to the purchaser or transferee, or the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. However, the Offer referred to in this document and the accompanying Form of Acceptance is not being made, directly or indirectly, in or into the United States, Canada, Australia or Japan and none of such documents should be mailed, distributed, forwarded or transmitted in or into the United States, Canada, Australia or Japan.

Astaire, which is regulated by The Securities and Futures Authority Limited, is acting for Todd Europe and no one else in connection with the Offer and will not be responsible to anyone other than Todd Europe for providing the protections afforded to customers of Astaire nor for providing advice in relation to the Offer.

Beeson Gregory, which is regulated by The Securities and Futures Authority Limited, is acting for Tele-Cine Cell and no one else in connection with the Offer and will not be responsible to anyone other than Tele-Cine Cell for providing the protections afforded to customers of Beeson Gregory nor for providing advice in relation to the Offer.

The Loan Notes to be issued in connection with the Offer have not been, and will not be, registered under the United States Securities Act of 1933 (as amended) or under the securities law of any jurisdiction of the United States and the relevant clearances in relation to those Loan Notes have not been, and will not be, registered under the United States Securities Act of 1933 (as amended) or under the securities law of any jurisdiction of the United States and the relevant clearances in relation to those Loan Notes have not been, and will not be, obtained from the Securities Commission of any province or territory of Canada, and no prospectus in relation to those Loan Notes has been, or will be, lodged with, or registered by, the Australian Securities Commission or the Japanese Ministry of Finance and no steps have been taken, nor will be taken, to enable those Loan Notes to be offered in compliance with applicable laws of any of those jurisdictions.
--------------------------------------------------------------------------------

                                  RECOMMENDED OFFER

                                          BY


                              ASTAIRE & PARTNERS LIMITED

                                     ON BEHALF OF

                        TODD-AO EUROPE HOLDING COMPANY LIMITED

                (A WHOLLY OWNED SUBSIDIARY OF THE TODD-AO CORPORATION)

                                         FOR

             THE ENTIRE ISSUED AND TO BE ISSUED ORDINARY SHARE CAPITAL OF

                               TELE-CINE CELL GROUP PLC

--------------------------------------------------------------------------------

Your attention is drawn to the letter from Mr Julian Paul, Chairman of Tele-Cine Cell, set out on pages 5 and 6 which contains a recommendation to you to accept the Offer.

ACCEPTANCES SHOULD BE RECEIVED AS SOON AS POSSIBLE, BUT IN ANY EVENT NOT LATER THAN 3.00 P.M. ON FRIDAY, 8 MAY 1998.

THE PROCEDURE FOR ACCEPTANCE IS SET OUT ON PAGES 12 TO 15 AND IN THE ACCOMPANYING FORM OF ACCEPTANCE.

                                       CONTENTS

                                                                      Page No
Letter of recommendation from the Chairman of Tele-Cine Cell.               5

Letter from Astaire & Partners Limited.                                     7

1.     Introduction.                                                        7

2.     The Offer.                                                           7

3.     Financial effects of acceptance.                                     8

4.     The Loan Note Alternative.                                           8

5.     Information on Todd Europe.                                          9

6.     Information on Todd.                                                 9

7.     Information on Tele-Cine Cell.                                       9

8.     Background to and reasons for the Offer.                             9

9.     Management and employees.                                            9

10.    Taxation.                                                           10

11.    Procedure for acceptance.                                           12

12.    Settlement.                                                         15

13.    Further information.                                                16


Appendices

I.     Conditions and further terms of the Offer.                          17

II.    Financial and other information on Todd Europe.                     28

III.   Financial and other information on Todd.                            34

IV.    Financial and other information on Tele-Cine Cell.                  53

V.     Particulars of the Loan Notes.                                      67

VI.    Additional information.                                             69


                                     DEFINITIONS

The following definitions apply throughout this document and the Form of Acceptance, unless the context otherwise requires:

ASTAIRE                                   Astaire & Partners Limited

BANK OF AMERICA                           Bank of America NT&SA

BEESON GREGORY                            Beeson Gregory Limited

BUSINESS DAY                              any day upon which the London
                                          Clearing banks are ordinarily open
                                          for business

CERTIFICATED OR IN CERTIFICATED FORM      a share or other security which is
                                          not in uncertificated form

CODE                                      the City Code on Takeovers and
                                          Mergers

CREST the computerised registration and electronic stock transfer system operated by CRESTCo

CRESTCo                                   CRESTCo Limited

CREST MEMBER                              a person who has been admitted by
                                          CRESTCo as a system-member (as
                                          defined in the Regulations)

CREST PARTICIPANT                         a person who is, in relation to
                                          CREST, a system-participant (as
                                          defined in the Regulations)

CREST SPONSOR                             a CREST participant admitted to CREST
                                          as a CREST sponsor

CREST SPONSORED MEMBER                    a CREST member admitted to CREST as a
                                          sponsored member

DISCLOSURE PERIOD                         the period commencing on 2 February
                                          1997 (being the date twelve months
                                          prior to the commencement of the
                                          Offer period) and ended on 16 April
                                          1998 (the latest practicable date
                                          prior to the publication of this
                                          document)

FORM OF ACCEPTANCE                        the form of acceptance, authority and
                                          election relating to the Offer,
                                          enclosed with this document

LOAN NOTES                                the 4.5 per cent. unsecured loan
                                          notes of Todd Europe guaranteed as to
                                          principal by Bank of America to be
                                          issued pursuant to the Loan Note
                                          Alternative

LOAN NOTE ALTERNATIVE                     the loan note alternative, contained
                                          in this document, by which holders of
                                          Tele-Cine Cell ordinary shares who
                                          validly accept the Offer may elect to
                                          receive Loan Notes instead of the
                                          cash consideration to which they
                                          would otherwise be entitled under the
                                          Offer

LONDON STOCK EXCHANGE                     the London Stock Exchange Limited

MEMBER ACCOUNT ID                         the identification code or number
                                          attached to any member account in
                                          CREST

OFFER the recommended Offer by Astaire on behalf of Todd Europe to acquire all the Tele-Cine Cell ordinary shares on the terms and conditions set out in this document and in the Form of Acceptance including, where the context so requires, any subsequent revision, variation, extension or renewal of such Offer

1994 SCHEME                               the Tele-Cine Cell 1994 Executive
                                          Share Option Scheme

1996 SCHEME                               the Tele-Cine Cell 1996 Share Option
                                          Scheme

PANEL                                     the Panel on Takeovers and Mergers

PARTICIPANT ID                            the identification code or membership
                                          number used in CREST to identify a
                                          particular CREST member or other
                                          CREST participant

RECEIVING BANKERS                         Bank of Scotland New Issues

REGULATIONS                               the Uncertificated Securities
                                          Regulations 1995 (SI 1995 No.
                                          95/3272)

TELE-CINE CELL OR COMPANY                 Tele-Cine Cell Group plc

TELE-CINE CELL OPTION SCHEMES             the 1994 Scheme and the 1996 Scheme

TELE-CINE CELL ORDINARY SHARES            the existing unconditionally allotted
                                          or issued and fully paid ordinary
                                          shares of 5p each in the capital of
                                          Tele-Cine Cell and any further such
                                          shares as are or may be
                                          unconditionally allotted or issued
                                          after the date of this document and
                                          before the date on which the Offer
                                          closes

TELE-CINE CELL PREFERENCE SHARES          the existing unconditionally allotted
                                          or issued and fully paid
                                          5.75 per cent. cumulative preference
                                          shares of L1 each in the capital of
                                          Tele-Cine Cell

TELE-CINE CELL OPTIONS                    the options to subscribe for
                                          Tele-Cine Cell ordinary shares
                                          granted pursuant to the Tele-Cine
                                          Cell Option Schemes

TODD                                      The Todd-AO Corporation

TODD EUROPE                               Todd-AO Europe Holding Company
                                          Limited

TFE INSTRUCTION                           a Transfer from Escrow instruction
                                          (as defined by the CREST manual
                                          issued by CRESTCo)

TTE INSTRUCTION                           a Transfer to Escrow instruction (as
                                          defined by the CREST manual issued by
                                          CRESTCo)

UNCERTIFICATED OR IN UNCERTIFICATED FORM  recorded on the relevant register of the share or security concerned as
                                          being held in uncertificated form in
                                          CREST, and title to which, by virtue
                                          of the Regulations, may be
                                          transferred by means of CREST

[LETTERHEAD]

                                                                   17 April 1998

TO: TELE-CINE CELL ORDINARY SHAREHOLDERS AND, FOR INFORMATION ONLY, TO PARTICIPANTS IN THE TELE-CINE CELL OPTION SCHEMES

Dear Sir or Madam

                   RECOMMENDED CASH OFFER ON BEHALF OF TODD EUROPE

It was announced on 6 April 1998 that agreement had been reached between your Board and the Board of Todd Europe, a subsidiary of Todd, on the terms of a recommended cash offer to be made by Astaire on behalf of Todd Europe for the whole of the issued and to be issued ordinary share capital of Tele-Cine Cell. This letter sets out the background to the Offer and the reasons why your Board is unanimously recommending all shareholders to accept the Offer. The Offer is set out in the letter from Astaire on pages 7 to 16.

TERMS OF THE OFFER

The Offer is being made on the following basis:

   FOR EACH TELE-CINE CELL ORDINARY SHARE             80 PENCE IN CASH

The Offer values the whole of the issued ordinary share capital of Tele-Cine Cell at L9.956 million. The Offer price represents a premium of 16.79 per cent. over the closing middle market quotation of 68.50p per Tele-Cine Cell ordinary share on Friday, 3 April 1998, the dealing day prior to the announcement of the Offer, and a premium of 41.59 per cent. over the closing middle market quotation of 56.50p per Tele-Cine Cell ordinary share on Friday, 30 January 1998, the dealing day prior to the Board of Tele-Cine Cell's announcing that it had received an approach which may or may not lead to an offer for the Company.

LOAN NOTE ALTERNATIVE

Tele-Cine Cell ordinary shareholders who validly accept the Offer may elect to receive Loan Notes in respect of all or part of their holdings of Tele-Cine Cell ordinary shares. Further details of the Loan Notes are set out in the letter from Astaire on pages 7 to 16 and in Appendix V.

THE DIRECTORS OF TELE-CINE CELL ARE MAKING NO RECOMMENDATION TO TELE-CINE CELL ORDINARY SHAREHOLDERS AS TO WHETHER OR NOT TO ELECT TO RECEIVE LOAN NOTES. TELE-CINE CELL ORDINARY SHAREHOLDERS WHO ARE IN ANY DOUBT AS TO WHETHER OR NOT TO ELECT TO RECEIVE LOAN NOTES SHOULD CONSULT THEIR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES ACT 1986.

When deciding what form of consideration to receive Tele-Cine Cell ordinary shareholders may like to consider the information on taxation set out on pages 10 to 12. Tele-Cine Cell ordinary shareholders who are in any doubt as to their tax position should consult their professional advisers.

BACKGROUND TO AND REASONS FOR THE OFFER

The directors of Tele-Cine Cell have carefully assessed the prospects of the business as an independent entity and believe it is in the best interests of the business and its employees to be part of a larger group and, in particular, an international group in view of the increasingly global nature of the facilities business.

Significant progress has been made by the current management team in dealing with the problems in the Cell Animation business and in particular, the merger of that business with XTV is showing promise. However, investor confidence in Tele-Cine Cell will take time to rebuild and the Offer represents a substantial premium to the share price before the announcement that the Company had received an approach which might lead to an offer.

MANAGEMENT AND EMPLOYEES

Grant Duncan, Ray Kirsch, James Rowsell and I have indicated to the Board of Tele-Cine Cell our intention to resign as directors of Tele-Cine Cell if the Offer becomes or is declared wholly unconditional. If the Offer becomes or is declared wholly unconditional, Ray Kirsch will enter into a five year consultancy agreement with Todd, at an annual fee of US$50,000, to advise the Todd group on global corporate strategy.

The existing rights of employees of Tele-Cine Cell, including pension rights, will be fully safeguarded.

TELE-CINE CELL SHARE OPTION SCHEMES

In accordance with the requirements of the Code,Todd Europe will put appropriate proposals to Tele-Cine Cell option holders in respect of their Tele-Cine Cell Options.

UNDERTAKINGS FROM TELE-CINE CELL SHAREHOLDERS

Directors and their associates and certain other holders of Tele-Cine Cell ordinary shares have undertaken to accept the Offer in respect of holdings totalling 6,838,946 Tele-Cine Cell ordinary shares, representing 54.95 per cent. of the issued ordinary share capital of Tele-Cine Cell. These holdings include 3,044,340 Tele-Cine Cell ordinary shares owned by Arcadian Associates Limited, a company controlled by Ray Kirsch. Further details of these irrevocable undertakings are set out in paragraph 2(d) of Appendix VI.

These irrevocable undertakings will remain binding in the event that a higher offer is made.

Ray Kirsch has agreed, subject to the Offer becoming unconditional in all respects, to sell to Todd Europe the 245,635 issued Tele-Cine Cell preference shares at 80p per share together with all rights attaching to them.

ACTION TO BE TAKEN TO ACCEPT THE OFFER

To accept the Offer you should ensure that you return your Form of Acceptance in the reply-paid envelope as soon as possible and in any event so as to be received not later than 3.00 pm Friday, 8 May 1998. Your share certificate(s) should be enclosed with your Form of Acceptance.

The procedure for acceptance is set out on pages 12 to 15, and in the Form of Acceptance and in the notes attached thereto.

RECOMMENDATION

THE DIRECTORS, WHO HAVE BEEN SO ADVISED BY BEESON GREGORY, TELE-CINE CELL'S FINANCIAL ADVISER, CONSIDER THAT THE TERMS OF THE OFFER ARE FAIR AND REASONABLE. IN PROVIDING ADVICE TO THE BOARD OF TELE-CINE CELL, BEESON GREGORY HAS TAKEN INTO ACCOUNT THE DIRECTORS' COMMERCIAL ASSESSMENT. ACCORDINGLY, THE DIRECTORS UNANIMOUSLY RECOMMEND ALL TELE-CINE CELL ORDINARY SHAREHOLDERS TO ACCEPT THE OFFER AS THEY AND THEIR ASSOCIATES HAVE IRREVOCABLY UNDERTAKEN TO DO IN RESPECT OF HOLDINGS TOTALLING 5,245,196 TELE-CINE CELL ORDINARY SHARES, REPRESENTING
42.15 PER CENT. OF THE ISSUED ORDINARY SHARE CAPITAL OF TELE-CINE CELL.


Yours faithfully



JULIAN PAUL
Chairman

                        LETTER FROM ASTAIRE & PARTNERS LIMITED

                                     [LETTERHEAD]

                                                                   17 April 1998

TO THE HOLDERS OF TELE-CINE CELL ORDINARY SHARES AND, FOR INFORMATION ONLY, PARTICIPANTS IN THE TELE-CINE CELL OPTION SCHEMES.

Dear Sir or Madam

                      RECOMMENDED OFFER ON BEHALF OF TODD EUROPE


1.   INTRODUCTION

The Boards of Todd and Tele-Cine Cell announced on 6 April 1998 that they had agreed the terms of a recommended offer to be made by Astaire on behalf of Todd Europe (a wholly-owned subsidiary of Todd) to acquire all the issued and to be issued Tele-Cine Cell ordinary shares. This document contains the formal Offer for your Tele-Cine Cell ordinary shares together with financial and other information on Todd Europe, Todd and Tele-Cine Cell. The Form of Acceptance to be used for the purpose of accepting the Offer accompanies this document.

Todd Europe has agreed to acquire all the issued Tele-Cine Cell preference shares, subject to the Offer becoming unconditional in all respects, for cash at 80p each, together with all rights attaching to them.

Irrevocable undertakings to accept the Offer have been given to Todd Europe by the directors of Tele-Cine Cell and their associates and by certain other shareholders of Tele-Cine Cell, in respect of a total of 6,838 946 Tele-Cine Cell ordinary shares, representing 54.95 per cent. of Tele-Cine Cell's issued ordinary share capital.

Your attention is drawn to a letter from Mr Julian Paul, Chairman of Tele-Cine Cell, on pages 5 and 6, in which he sets out the reasons why the directors of Tele-Cine Cell, who have been so advised by Beeson Gregory, consider the terms of the Offer to be fair and reasonable and why they unanimously recommend you to accept the Offer.


2.   THE OFFER

On behalf of Todd Europe, we hereby offer to acquire, on the terms and subject to the conditions set out in this document and in the Form of Acceptance, all of the Tele-Cine Cell ordinary shares on the following basis:

    FOR EACH TELE-CINE CELL ORDINARY SHARE                80 PENCE IN CASH

The conditions and further terms of the Offer are set out in Appendix I and the Form of Acceptance.

The Offer values each Tele-Cine Cell ordinary share at 80p and the entire issued ordinary share capital of Tele-Cine Cell at L9.956 million.

The Offer price represents a premium of 16.79 per cent. over the closing middle market quotation of 68.50p for a Tele-Cine Cell ordinary share as at Friday, 3 April 1998, the dealing day before the date of the announcement of this Offer, and represents a premium of approximately 41.59 per cent. over the closing middle market quotation of 56.50p for a Tele-Cine Cell ordinary share as at Friday, 30 January 1998, the dealing day before the Board of Tele-Cine Cell announced that it had received an approach that might lead to an offer for the whole of the issued ordinary share capital of Tele-Cine Cell.

The Tele-Cine Cell ordinary shares are to be acquired by Todd Europe fully paid and free from all liens, charges, encumbrances and other interests and together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions hereafter declared, made or paid.

ACCEPTANCES SHOULD BE DELIVERED BY POST TO BANK OF SCOTLAND, NEW ISSUES, APEX HOUSE, 9 HADDINGTON PLACE, EDINBURGH EH7 4AL OR BY HAND ONLY (DURING NORMAL BUSINESS HOURS) TO BANK OF SCOTLAND, NEW ISSUES, 1ST FLOOR, BROAD STREET HOUSE, 55 OLD BROAD STREET, LONDON EC2P 2HL AS SOON AS POSSIBLE, BUT IN ANY EVENT NOT LATER THAN 3.00 P.M. ON FRIDAY, 8 MAY 1998.


3.   FINANCIAL EFFECTS OF ACCEPTANCE

The following table shows, for illustrative purposes only and on the bases and assumptions set out in the notes below, the financial effects of acceptance of the Offer on capital value and gross income for an accepting holder of 100 Tele-Cine Cell ordinary shares if the Offer becomes or is declared unconditional in all respects.

                                                                                       L                 L
                                                                                    Cash         Loan Note
                                                                 Notes     Consideration       Alternative
CAPITAL VALUE

Consideration for 100 Tele-Cine Cell ordinary shares               (i)             80.00             77.43
Market value of 100 Tele-Cine Cell ordinary shares                (ii)             56.50             56.50
                                                                                 -------           -------
INCREASE IN CAPITAL VALUE OF                                                       23.50             20.93
This represents a percentage increase of                                           41.59%            37.04%

INCOME
Gross income from consideration under the Offer            (iii), (iv)              4.63              3.60
Gross dividend income from 100 ordinary shares                     (v)               Nil               Nil


Notes

(i) The value of the consideration in respect of the Loan Note Alternative is calculated on the basis that the value of a Loan Note is 96.79p.

(ii) The market value shown in the table above for 100 Tele-Cine Cell ordinary shares is based on the closing middle market quotation of 56.50p per Tele-Cine Cell ordinary share (as derived from the Daily Official List of the London Stock Exchange) on Friday, 30 January 1998, the dealing day prior to the announcement that the Company had received an approach that might lead to an offer.

(iii) The cash consideration received is assumed to be reinvested so as to yield 5.79 per cent. per annum, being the FTSE Actuaries Government Securities UK Index average gross redemption yield for [medium coupon UK gilts with maturities of five to fifteen years] as published in The Financial Times on Friday,3 April 1998, the dealing day prior to the announcement of the Offer.

(iv)      The rate of interest payable on the Loan Notes will be 4.50 per cent.

(v) No dividends have been paid or declared in respect of Tele-Cine Cell ordinary shares for the 12 months ended 31 December 1997.

(vi) In assessing the financial effects of acceptance of the Offer, no account has been taken of any liability to taxation.


4.   THE LOAN NOTE ALTERNATIVE

As an alternative to the cash consideration of 80 pence per Tele-Cine Cell ordinary share receivable under the Offer, Tele-Cine Cell ordinary shareholders who accept the Offer are entitled to elect, in respect of all or part of their holdings, to receive 80 pence in nominal value of Loan Notes for each Tele-Cine Cell ordinary share.

The Loan Notes, which will be issued by Todd Europe, will be guaranteed as to the principal amount only by Bank of America, will be unsecured and will be issued credited as fully paid, in amounts and integral multiples of L1 nominal. All fractional entitlements will be satisfied in cash.

The Loan Notes will bear a fixed rate of interest (from the date of issue to the relevant holder) payable annually in arrears at a rate of 4.5 per cent. (less any applicable tax).

Interest on the Loan Notes will be payable on 30 April annually (or, if not a business day in any year on the preceding business day). The first instalment will be payable on 30 April 1999.

The Loan Notes will be redeemable at par at the option of the holders on each interest payment date, commencing 30 April 1999 or, in relation to Loan Notes issued after 22 October 1998, 30 April 2000. Unless previously redeemed or purchased, the outstanding Loan Notes will be redeemed by Todd Europe at par on 30 April 2002.

The Loan Notes will be transferable but no application is to be made to any stock exchange for the Loan Notes to be listed or dealt in, or for any other trading facility. Particulars of the Loan Notes are set out in Appendix V.

Astaire have advised Todd Europe that based on available comparatives and market conditions as at 3 April 1998, the dealing day prior to the announcement of the Offer, in their opinion the Loan Notes, had they been in issue, would have been valued at not less than 96.79p per L1 nominal of Loan Notes.


5.   INFORMATION ON TODD EUROPE

Todd Europe is a wholly owned subsidiary of Todd and is the holding company for the United Kingdom interests of Todd.

Further information on Todd Europe is set out in Appendix II.


6.   INFORMATION ON TODD

Todd has been involved in motion picture and television post-production since 1952. The company and its employees have won 19 Academy Awards and 21 Emmy Awards. With facilities located in Los Angeles, New York, Atlanta and London, Todd offers post-production facilities for feature films, television and commercials, and distribution services.

As shown in its audited accounts for the year ended 31 August 1997, the gross revenues of Todd were US$78.97 million, net income was US$6.00 million, total assets were US$103.45 million and total liabilities were US$46.07 million.

Results for the first quarter ended 30 November 1997 showed revenues rising to US$25 million for the quarter, a 23 per cent. increase compared to the equivalent quarter in the previous year. Earnings before interest, taxes, depreciation and amortization grew by 22 per cent. to US$5.7 million. Net income grew to US$1.77 million.

Todd plans to commence shortly the construction of two new digital video compression suites to serve the Digital Versatile Disk market, and believes that the shift to digital technology will generate new revenue streams from both film and television companies.

Further information on Todd is set out in Appendix III.


7.   INFORMATION ON TELE-CINE CELL

The Tele-Cine Cell Group is principally engaged in the provision of production, post-production and special effects facilities to the film, television and video industry. Tele-Cine Cell has two principal subsidiaries, Tele-Cine Limited and XTV Cell Limited.

In the year ended 31 December 1997, Tele-Cine Cell reported an audited loss on ordinary activities before taxation of L1.2 million on turnover of L13.8 million and had net assets at that date of L7.1 million. These losses were struck after expensing L454,000 of non-recurring redundancy and reorganisation costs incurred in respect of the original Cell Animation business and L152,000 of provisions against liabilities in respect of guarantees given in relation to obligations of an associate company.

Further information on Tele-Cine Cell is set out in Appendix IV.


8.   BACKGROUND TO AND REASONS FOR THE OFFER

The directors of Todd Europe believe that there are substantial benefits to be derived from the acquisition of Tele-Cine Cell. In particular, they believe that the business and technical facilities of Tele-Cine Cell are complementary to those of Todd's existing operations and that the highly skilled and creative management and employees of Tele-Cine Cell should assist Todd's aim of servicing its international client base across a broader spectrum of technical facilities, not only in London but also in continental Europe and in other geographic regions.


9.   MANAGEMENT AND EMPLOYEES

Todd Europe believes that the prospects for the management and employees of Tele-Cine Cell will be improved by the acquisition. Todd's financial resources, experience and contacts throughout the film, television, home entertainment and media markets should, in Todd Europe's view, enable Tele-Cine Cell's business to be augmented and, by joining the Todd group, its opportunities to expand should be further enhanced. The existing employment rights of all employees of Tele-Cine Cell and its subsidiary companies will be fully safeguarded.

Raymond Kirsch, a non-executive director of Tele-Cine Cell, will subject to the Offer becoming or being declared wholly unconditional enter into a five year consultancy agreement with Todd, at an annual fee of US$50,000, to advise the Todd group on global corporate strategy.


10.  UK TAXATION

The following paragraphs, which are intended as a general guide only, are based on current legislation and Inland Revenue practice. They summarise certain limited aspects of the UK taxation treatment of acceptance of the Offer and the Loan Note Alternative, and they relate (except insofar as express reference is made to the treatment of non-UK residents) only to the position of Tele-Cine Cell ordinary shareholders who hold their Tele-Cine Cell shares as an investment, otherwise than under a personal equity plan, and who are resident or ordinarily resident in the UK for tax purposes. If you are in any doubt as to your taxation position or if you are subject to taxation in any jurisdiction other than the UK, you should consult an appropriate independent professional adviser without delay.

(a)  TAXATION OF CHARGEABLE GAINS

Liability to UK taxation of chargeable gains will depend on a Tele-Cine Cell ordinary shareholder's individual circumstances and on the form of consideration received.

A number of proposed changes to the charge to capital gains tax were announced in the Chancellor's Budget speech on 17 March 1998 (the "1998 Budget"). The impact of these proposals on Tele-Cine Cell ordinary shareholders, based on information in the Press Release issued by the Inland Revenue on 17 March 1998, is outlined below. The proposals are subject to amendment and clarification during the passage of the Finance Bill through Parliament, and the changes, if any, which are passed into law may differ from those which are currently proposed.

In addition, it was announced that the Government will be giving further consideration to the tax treatment of capital gains made by companies. No details of any changes which may arise from this review are yet available. Any such changes may lead to the tax position of Tele-Cine Cell ordinary shareholders within the charge to corporation tax being different from that set out below.

CASH

To the extent that a Tele-Cine Cell ordinary shareholder receives cash under the Offer, this will constitute a disposal, or part disposal, of his Tele-Cine Cell shares for the purposes of UK taxation of chargeable gains. Such a disposal, or part disposal, may, depending on the shareholder's individual circumstances (including availability of exemptions or allowable losses), give rise to a liability to UK taxation of chargeable gains.

Under the proposed changes announced in the 1998 Budget, indexation allowance will only be computed up to April 1998 in respect of a disposal after 5 April 1998 by a Tele-Cine Cell ordinary shareholder who is within the charge to capital gains tax (individuals, trustees and personal representatives). Indexation allowance will be replaced by a tapering relief which will reduce the amount of the chargeable gain according to how long the asset has been held for periods after 5 April 1998. Assets which are acquired before 17 March 1998 will qualify for an addition of one year to the period for which they are treated as held after 5 April 1998. For Tele-Cine Cell ordinary shareholders disposing of their shares for cash under the Offer, the tapering relief will only be relevant if the shares qualify as "business assets". Shares in a company will be "business assets" if, broadly, the company is a trading company or the holding company of a trading group, and the selling shareholder held shares which carried not less than 25 per cent. of the voting rights, or the selling shareholder is a full time working officer or employee of the company and held shares carrying not less than 5 per cent. of the voting rights.

LOAN NOTES

(i)    Roll-over and hold-over

       To the extent that a Tele-Cine Cell ordinary shareholder (other than a Tele-Cine Cell ordinary shareholder within the charge to corporation tax) receives Loan Notes under the Offer, he should be treated as not having made a disposal of Tele-Cine Cell ordinary shares for the purposes of UK taxation of chargeable gains. Instead, any gain or loss which would otherwise have arisen on a disposal of his Tele-Cine Cell ordinary shares should be "rolled-over" into the Loan Notes so that the Loan Notes will be treated as the same asset as his Tele-Cine Cell ordinary shares acquired at the same time and for the same consideration as he acquired his Tele-Cine Cell ordinary shares.

       To the extent that a Tele-Cine Cell ordinary shareholder (within the charge to UK corporation tax) receives Loan Notes under the Offer, it should not be treated as having made a disposal of its Tele-Cine Cell ordinary shares. Instead, any gain or loss which would otherwise have arisen on a disposal of its Tele-Cine Cell ordinary shares will be "held-over" and shall be deemed to accrue on a subsequent disposal (including redemption) of the Loan Notes. The indexation allowance will not apply after the Offer has become unconditional.

       In certain circumstances, the above rules regarding the roll-over or hold-over of any gain or loss will not apply to a Tele-Cine Cell ordinary shareholder who, either alone or together with persons connected with him, holds more than five per cent. of any class of shares in Tele-Cine Cell. However such shareholders are advised that clearance has been given by the Inland Revenue under Section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Offer, and therefore the benefit of the above rules regarding the roll-over of any gain or loss should be given.

(ii)   Disposal

       A subsequent disposal of Loan Notes (including a redemption of Loan Notes) may, depending on individual circumstances, give rise to a liability to UK taxation of chargeable gains.

       For a Tele-Cine Cell ordinary shareholder who is an individual, the Loan Notes should not be qualifying corporate bonds. Accordingly any chargeable gain or loss on disposal (including redemption) of the Loan Notes should be calculated taking into account the original cost to the holder of acquiring the relevant Tele-Cine Cell shares. In broad terms the original cost of the relevant Tele-Cine Cell ordinary shares will be apportioned as between the Loan Notes and/or cash received according to their respective market values at the time of the exchange of Tele-Cine Cell ordinary shares for cash and Loan Notes under the Offer. As a result of the proposed changes announced in the 1998 Budget, indexation allowance will only be available on that cost up to 5 April 1998. For periods subsequent to 5 April 1998, the tapering relief may operate to reduce any chargeable gain, depending on the length of ownership and certain other factors.

       For a Tele-Cine Cell ordinary shareholder within the charge to UK corporation tax, the Loan Notes will be qualifying corporate bonds and, accordingly, indexation allowance will not be available in respect of them (and see sub-paragraph (iii) next following).

(iii)  Taxation of Company Loan Relationships

       Tele-Cine Cell ordinary shareholders within the charge to UK corporation tax in respect of the Loan Notes will generally be charged to (or obtain relief from) UK corporation tax on profits, gains and losses arising from their holding of Loan Notes. These profits, gains or losses will be computed on either an accruals or mark-to-market basis, broadly, in accordance with the Tele-Cine Cell ordinary shareholders' accounting method authorised for this purpose.

(b)    TAXATION OF INTEREST ON LOAN NOTES

(i)    Withholding tax

       Interest on the Loan Notes will be paid after deduction of UK income tax (currently at the rate of 20 per cent.) unless Todd Europe has been directed by the Inland Revenue, in respect of a particular holding of Loan Notes, to make the payment free of deduction or subject to a reduced rate of deduction (by virtue of relief under the provisions of an applicable double taxation convention). Such direction will only be made following an application in the appropriate manner to the relevant tax authorities by the holder of the relevant Loan Notes.

       Todd Europe will not gross up payments of interest on the Loan Notes in respect of any tax it is required to deduct at source.

(ii)   Individuals

       Subject to the above, the gross amount of such interest will form part of the recipient's income for the purposes of UK income tax, credit being allowed for the tax withheld. Individuals who are taxable only at the lower or basic rate will have no further tax to pay in respect of the interest. In certain cases, holders of Loan Notes may be able to recover an amount in respect of the credit from the Inland Revenue.

       Under the "accrued income scheme" a charge to tax on income may arise on a transfer of Loan Notes by a resident of the UK in respect of an amount representing interest on the Loan Notes which has accrued at the date of disposal.

(iii)  Companies

       Corporate Tele-Cine Cell ordinary shareholders within the charge to UK corporation tax in respect of the Loan Notes will generally be charged to UK corporation tax in respect of accrued interest on the Loan Notes in accordance with the Tele-Cine Cell ordinary shareholders' accounting method authorised for this purpose.

(c)    OTHER DIRECT TAX MATTERS

Special provisions may apply to Tele-Cine Cell ordinary shareholders who have acquired or acquire their Tele-Cine Cell ordinary shares by exercising options under the Tele-Cine Cell Option Schemes including provisions imposing a charge to income tax when such an option is exercised.

(d)    STAMP DUTY AND STAMP DUTY RESERVE TAX ("SDRT")

ACCEPTANCE OF THE OFFER

No stamp duty or SDRT will be payable by Tele-Cine Cell ordinary shareholders by reason of their acceptance of the Offer.

LOAN NOTES

Under current Inland Revenue practice, no stamp duty or SDRT will be payable on transfer or sale of (or an agreement to transfer) Loan Notes.

THE UNITED KINGDOM TAX POSITION SET OUT ABOVE ARE INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A TELE-CINE CELL ORDINARY SHAREHOLDER'S PARTICULAR SITUATION. TELE-CINE CELL ORDINARY SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF PARTICIPATION IN THE OFFER, INCLUDING THE TAX CONSEQUENCES UNDER LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECT, INCLUDING POSSIBLE RETROSPECTIVE EFFECT, OF CHANGES IN UNITED KINGDOM TAX LAW.

11.  PROCEDURE FOR ACCEPTANCE

This section should be read together with the notes on the Form of Acceptance.

You should note that, if you hold Tele-Cine Cell ordinary shares in both certificated and uncertificated form, you should complete a separate Form of Acceptance for each holding. Similarly, you should complete a separate Form of Acceptance for Tele-Cine Cell ordinary shares held in uncertificated form but under different member account IDs, and for Tele-Cine Cell ordinary shares held in certificated form but under different designations. If you need further Forms of Acceptance you should contact Bank of Scotland, New Issues, Apex House, 9 Haddington Place, Edinburgh EH7 4AL, whose telephone number is 0131 243 5339.

(a)  GENERAL

To accept the Offer in respect of some or all of your Tele-Cine Cell ordinary shares, you must complete Boxes 1 and 4 and (if your Tele-Cine Cell ordinary shares are in CREST) Box 5, and sign Box 3 of the enclosed Form(s) of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed therein.

To accept the Loan Note Alternative in respect of some or all of your Tele-Cine Cell ordinary shares, you must complete Box 2 of the enclosed Form(s) of Acceptance in addition to the Boxes detailed above. The Loan Note Alternative is not available to Restricted Overseas Persons (as defined in paragraph 6 of Part B of Appendix 1) or persons acting for the account or benefit of Restricted Overseas Persons.

The Form(s) of Acceptance, duly completed and signed, should then be returned, whether or not your Tele-Cine Cell ordinary shares are in CREST. The completed Form(s) of Acceptance together, if your Tele-Cine Cell ordinary shares are in certificated form, with the relevant share certificate(s) and/or other document(s) of title, should be returned by post or by hand in the enclosed reply-paid envelope to Bank of Scotland, New Issues, Apex House, 9 Haddington Place, Edinburgh EH7 4AL or by hand only (during normal business hours) to Bank of Scotland, New Issues, First Floor, Broad Street House, 55 Old Broad Street, London EC2P 2HL so as to be received as soon as possible and in any event not later than 3.00 p.m. on Friday, 8 May 1998. NO ACKNOWLEDGEMENT OF RECEIPT OF DOCUMENTS WILL BE GIVEN. THE INSTRUCTIONS PRINTED ON THE FORM OF ACCEPTANCE SHALL BE DEEMED TO FORM PART OF THE TERMS OF THE OFFER.

(b)  TELE-CINE CELL ORDINARY SHARES IN UNCERTIFICATED FORM (THAT IS, IN CREST)

If your Tele-Cine Cell ordinary shares are in uncertificated form, you should insert in Box 5 of the Form of Acceptance the Participant ID and Member account ID under which such shares are held by you in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, you should take (or procure to be taken) the action set out below to transfer the Tele-Cine Cell ordinary shares in respect of which you wish to accept the Offer to an escrow balance, specifying the Bank of Scotland (in their capacity as a CREST participant under its participant ID referred to below) as the escrow agent, as soon as possible and in any event so that the transfer to escrow settles not later than 3.00 p.m. on Friday, 8 May 1998.

IF YOU ARE A CREST SPONSORED MEMBER, YOU SHOULD REFER TO YOUR CREST SPONSOR BEFORE TAKING ANY ACTION. Your CREST sponsor will be able to confirm details of your Participant ID and the Member account ID under which your Tele-Cine Cell ordinary shares are held. In addition, only your CREST sponsor will be able to send the TTE instruction to CRESTCo in relation to your Tele-Cine Cell ordinary shares.

You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

- Number of Tele-Cine Cell ordinary shares to be transferred into escrow balance;

- Your Member account ID. This must be the same Member account ID as the Member account ID that is inserted in Box 5 of the Form of Acceptance;

- Your Participant ID. This must be the same Participant ID as the Participant ID that is inserted in Box 5 of the Form of Acceptance;

- Participant ID of the escrow agent Bank of Scotland, in their capacity as a CREST Receiving Agent. This is 1 RA 93;

-    Member account ID of the escrow agent. This is TAKEOVER;

- Form of Acceptance Reference Number. This is the Reference Number that appears pre-printed in Box 5 on page 3 of the Form of Acceptance. This Reference Number should be inserted in the first eight characters of the shared note field on the TTE instruction to enable Bank of Scotland to match the transfer to escrow to your Form of Acceptance. You should keep a separate record of this Reference Number for future reference;

- Intended Settlement Date. This should be as soon as possible and in any event not later than Friday, 8 May 1998.

After settlement of the TTE instruction, you will not be able to access the Tele-Cine Cell ordinary shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the escrow agent will transfer the Tele-Cine Cell ordinary shares concerned to itself in accordance with paragraph 7 (g) of Part B of Appendix I.

You are recommended to refer to the CREST Manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, you are requested, wherever possible, to ensure that a Form of Acceptance relates to only one transfer to escrow.

If no Form of Acceptance Reference Number, or an incorrect Form of Acceptance Reference Number, is included on the TTE instruction, Todd Europe may treat any amount of Tele-Cine Cell ordinary shares transferred to an escrow balance in favour of the escrow agent specified above from the Participant ID and

Member account ID identified in the TTE instruction as relating to any Form(s) of Acceptance which relate(s) to the same Member account ID and participant ID up to the amount of Tele-Cine Cell ordinary shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned.

YOU SHOULD NOTE THAT CRESTCO DOES NOT MAKE AVAILABLE SPECIAL PROCEDURES, IN CREST, FOR ANY PARTICULAR CORPORATE ACTION. NORMAL SYSTEM TIMINGS AND LIMITATIONS WILL THEREFORE APPLY IN CONNECTION WITH A TTE INSTRUCTION AND ITS SETTLEMENT. YOU SHOULD THEREFORE ENSURE THAT ALL NECESSARY ACTION IS TAKEN BY YOU (OR BY YOUR CREST SPONSOR) TO ENABLE A TTE INSTRUCTION RELATING TO YOUR TELE-CINE CELL ORDINARY SHARES TO SETTLE PRIOR TO 3.00 P.M. ON FRIDAY, 8 MAY 1998. IN THIS CONNECTION YOU ARE REFERRED IN PARTICULAR TO THOSE SECTIONS OF THE CREST MANUAL CONCERNING PRACTICAL LIMITATIONS OF THE CREST SYSTEM AND TIMINGS.

Todd Europe will make an appropriate announcement if any of the details contained in this paragraph (b) alter for any reason.

(c)  SHARE CERTIFICATES NOT READILY AVAILABLE OR LOST

If your Tele-Cine Cell ordinary shares are in certificated form but your share certificate(s) or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and returned as indicated above together with the relevant share certificate(s) and/or other relevant document(s) of title which you have, and a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or other documents of title (as to which latter alternative see below). The missing documents should be forwarded as soon as possible thereafter. No consideration will be issued until such documents, or an acceptable indemnity in lieu thereof, is received.

In the event of loss, you should write as soon as possible to Harford Registrars, Harford House, 101-103 Great Portland Street, London W1N 6LL requesting a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to Bank of Scotland New Issues at the address set out in paragraph 11(a) above.

(d) DEPOSITS OF TELE-CINE CELL ORDINARY SHARES INTO, AND WITHDRAWALS OF TELE-CINE CELL ORDINARY SHARES FROM CREST

Normal CREST procedures (including timings) apply in relation to any Tele-Cine Cell ordinary shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer, whether any such conversion arises as a result of a transfer of Tele-Cine Cell ordinary shares or otherwise. Holders of Tele-Cine Cell ordinary shares who are proposing so to convert any such shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) or other document(s) of title or transfers to an escrow balance as described above) prior to 3.00 p.m. on Friday, 8 May 1998.

(e)  VALIDITY OF ACCEPTANCES

Subject to the provisions of the Code and without prejudice to Part B of Appendix I, Todd Europe reserves the right to treat as valid any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant transfer to escrow or (as applicable) the relevant share certificate(s) and/or other document(s) of title. In that event, no payment of cash consideration under the Offer or issue of Loan Notes will be made until after the relevant transfer to escrow has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to Todd Europe have been received.

(f)  OVERSEAS SHAREHOLDERS

The availability of the Offer to certain persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction. It is the responsibility of any holder of Tele-Cine Cell ordinary shares resident outside the United Kingdom wishing to accept the Offer to inform himself about and satisfy himself as to the full observance of the laws of the relevant territory in connection therewith, including the obtaining of any governmental or other consents which may be required or compliance with other necessary formalities.

The Offer is not being made, directly or indirectly in or into the United States, Canada, Australia or Japan.

The attention of holders of Tele-Cine Cell ordinary shares not resident in the United Kingdom is drawn to paragraph 6 of Part B of Appendix I and to the relevant provisions set out in the Form of Acceptance.

IF YOU ARE IN ANY DOUBT AS TO THE PROCEDURE FOR ACCEPTANCE, PLEASE CONTACT BANK OF SCOTLAND NEW ISSUES BY TELEPHONE ON 0131 243 5339 OR AT THE FOLLOWING
ADDRESS: BANK OF SCOTLAND, NEW ISSUES, APEX HOUSE, 9 HADDINGTON PLACE, EDINBURGH EH7 4AL.

YOU ARE REMINDED THAT, IF YOU ARE A CREST SPONSORED MEMBER, YOU SHOULD CONTACT YOUR CREST SPONSOR BEFORE TAKING ANY ACTION.

12.  SETTLEMENT

(a)   THE OFFER

If the Offer becomes or is declared unconditional in all respects, settlement of the consideration to which holders of Tele-Cine Cell ordinary shares are entitled under the Offer will be effected (except as provided in the case of overseas holders of Tele-Cine Cell ordinary shares referred to in paragraph 6 of Part B of Appendix I):

     (i) in the case of acceptances received, complete in all respects, by the date when the Offer becomes unconditional in all respects, within 14 days of such date; or

     (ii) in the case of acceptances received, complete in all respects, after such date but whilst the Offer remains open for acceptance, within 14 days of such receipt.

(b)  TELE-CINE CELL ORDINARY SHARES IN UNCERTIFICATED FORM (THAT IS, IN CREST)

Where an acceptance relates to Tele-Cine Cell ordinary shares in uncertificated form, any cash consideration to which the accepting Tele-Cine Cell shareholder is as such entitled will be paid by means of CREST by Todd Europe procuring the creation of an assured payment obligation in favour of the accepting Tele-Cine Cell ordinary shareholder's payment bank, in respect of the cash consideration due, in accordance with the CREST assured payment arrangements. A definitive certificate for the Loan Notes will (if the relevant Tele-Cine Cell ordinary shareholder has elected for the Loan Note Alternative) be sent by first-class post or by such other method as may be approved by the Panel.

Todd Europe reserves the right to settle all or part of the cash consideration referred to in the previous paragraph in the manner referred to in paragraph (c) below, if, for any reason, it wishes to do so.

(c)  TELE-CINE CELL ORDINARY SHARES IN CERTIFICATED FORM

Where an acceptance relates to Tele-Cine Cell ordinary shares in certificated form, any cash consideration due to the accepting shareholder as such will be sent together (if the shareholder has elected for the Loan Note Alternative) with a definitive certificate for the Loan Notes by first-class post (or such other method as may be approved by the Panel. All such cash payments will be made in pounds sterling by cheque drawn on a London branch of a UK clearing bank.

(d)  GENERAL

All documents and remittances sent by or to the holders of Tele-Cine Cell ordinary shares or their agents will be sent at their risk. If the Offer does not become or is not declared unconditional in all respects (i) the share certificate(s) and/or other documents of title will be returned by post (or such other method as may be approved by the Panel) within 14 days of the Offer lapsing to the person or agent whose name and address are set out in Box 4 on the relevant Form of Acceptance or, if none is set out, to the first-named holder at his/her registered address and (ii) the Bank of Scotland will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), give TFE instructions to CRESTCo to transfer all Tele-Cine Cell ordinary shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the Tele-Cine Cell ordinary shareholders concerned.

13.  FURTHER INFORMATION

Your attention is drawn to the further information contained in the following Appendices which form part of this document:

     Appendix I     Conditions and further terms of the Offer

     Appendix II    Financial and other information on Todd Europe

     Appendix III   Financial and other information on Todd

     Appendix IV    Financial and other information on Tele-Cine Cell

     Appendix V     Particulars of the Loan Notes

     Appendix VI    Additional information

Yours faithfully


Desmond Chapman
Director
ASTAIRE & PARTNERS LIMITED

                                      APPENDIX I

                      CONDITIONS AND FURTHER TERMS OF THE OFFER

References to "the Offer" in this Appendix I and in the Form of Acceptance shall, where the context permits, include any revision or extension thereof. References in this document and in the Form of Acceptance to the Offer becoming unconditional shall be construed as references to the Offer becoming or being declared unconditional in all respects.

                                       PART A:

                               CONDITIONS OF THE OFFER

The Offer is conditional on:

1. valid acceptances being received (and not, where permitted, withdrawn) not later than 3.00 p.m. on Friday, 8 May 1998 (or such other time(s) and/or later date(s) as Todd Europe may, subject to the rules of the Code, decide) in respect of not less than 90 per cent. in nominal value (or such lesser percentage as Todd Europe may decide) of the Tele-Cine Cell ordinary shares to which the Offer relates, provided that this condition will not be satisfied unless Todd Europe shall have acquired or contracted to acquire (either pursuant to the Offer or otherwise) Tele-Cine Cell ordinary shares carrying more than 50 per cent. of the voting rights currently exercisable at general meetings of Tele-Cine Cell, including for this purpose, to the extent (if any) required by the Panel, any such voting rights attaching to any Tele-Cine Cell ordinary shares that may be unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding conversion or subscription rights or otherwise; and for the purposes of this condition the expression "Tele-Cine Cell ordinary shares to which the Offer relates" shall be construed in accordance with Sections 428 to 430F of the Companies Act 1985 and shares which have been unconditionally allotted shall be deemed to carry the voting rights which they will carry upon issue;


2. no government, government department or governmental, quasi-governmental, supranational or trade agency or statutory or regulatory body nor any court or any other person or body having jurisdiction having instituted or threatened any action, legal proceedings, suit or investigation, enquiry or reference or enacted, made or proposed any statute or regulation or order, or required or accepted any undertaking, or taken any other measures or steps that would or might (i) result in the implementation of the Offer being restrained, prohibited or otherwise challenged or impose material additional conditions or obligations with respect to the proposed acquisition by Todd Europe of Tele-Cine Cell ordinary shares or (ii) make the Offer or its implementation illegal or void, or directly or indirectly prohibit, restrict, interfere in or materially delay its implementation or impose additional adverse conditions or obligations with respect to, or otherwise require amendment to the terms of, the Offer or (iii) require the divestiture either by Todd or any subsidiary of Todd or Tele-Cine Cell or any subsidiary of Tele-Cine Cell of all or any substantial proportion of their business, assets or property or impose any material limitation on the ability of any of them to conduct their respective businesses or integrate any part of the business of Todd or any subsidiary of Todd with the business of Tele-Cine Cell or any subsidiary of Tele-Cine Cell or own their respective assets or properties or (iv) impose any material limitations on the ability of Todd Europe to acquire, hold or exercise effectively any rights of ownership in Tele-Cine Cell ordinary shares (whether pursuant to the Offer or otherwise) or (v) otherwise materially and adversely affect Todd or any subsidiary of Todd or Tele-Cine Cell or any subsidiary of Tele-Cine Cell; and all applicable waiting periods during which any such government, body, agency, professional association, person or body corporate could institute or threaten any such action, proceedings, suit or investigation having expired or been terminated;

3. there not being any provisions of any agreement or other instrument to which Tele-Cine Cell or any subsidiary of Tele-Cine Cell is a party and by or to which Tele-Cine Cell or any such subsidiary or any of its assets may be bound or subject, which was not disclosed to Todd Europe prior to 6 April 1998 and which could result as a direct consequence of the proposed acquisition by Todd Europe of all or any Tele-Cine Cell ordinary shares, to an extent which is material in the context of Tele-Cine Cell and its subsidiaries taken as a whole, in:

     (a) any material amount of monies borrowed by Tele-Cine Cell or any subsidiary of Tele-Cine Cell becoming or being capable of being declared repayable immediately or earlier than the repayment stated in such agreement or instrument; or

     (b) any such agreement or instrument being terminated or materially adversely modified or any material action being taken or arising thereunder; or

     (c) the business or interests of Tele-Cine Cell or any subsidiary of Tele-Cine Cell with any other person, firm or company (or any arrangements relating to such business or interests) being materially and adversely affected; or

     (d) any material assets of Tele-Cine Cell or any subsidiary of Tele-Cine Cell being disposed of or charged; or

     (e) the interest of Tele-Cine Cell or any subsidiary of Tele-Cine Cell in any firm or company (or any arrangements relating to such interest) being terminated or materially affected;

4. since 31 December 1997, no adverse change having occurred in the financial and/or trading position of Tele-Cine Cell or of any of its subsidiaries, which is material in the context of Tele-Cine Cell and its subsidiaries taken as a whole;

5. except, pursuant to existing commitments, or save as disclosed in this document, since 31 December 1997, neither Tele-Cine Cell nor any subsidiary of Tele-Cine Cell having:

     (a) issued, authorised or proposed the issue of additional shares of any class; or

     (b) issued, authorised, proposed the issue of or granted securities convertible into shares or rights, warrants or options to subscribe for or acquire any shares or convertible securities; or

     (c) issued or proposed the issue of any debentures, or mortgaged or charged or created any security interest over any material asset; or

     (d) incurred any indebtedness or contingent liability outside the ordinary course of business which is material in the context of Tele-Cine Cell and its subsidiaries taken as a whole; or

     (e) entered into any contract or commitment (whether in respect of capital expenditure or otherwise) which was not disclosed to Todd Europe prior to 6 April 1998 and which is of a long term or unusual nature and/or which involves or could involve an obligation of a nature or magnitude which is material in the context of Tele-Cine Cell and its subsidiaries taken as a whole; or

     (f) authorised or proposed or announced its intentions to propose any merger or acquisition or major disposal of assets or shares or change in its capitalisation which is material in the context of Tele-Cine Cell and its subsidiaries taken as a whole; or

     (g) recommended, declared, paid or made (or proposed to do so) any dividends or other distributions (other than dividends lawfully paid by or to any wholly-owned subsidiary of Tele-Cine Cell); or

     (h) entered into any material contract otherwise than in the normal course of business or entered into any agreement which would be restrictive to the business of Tele-Cine Cell or any of its subsidiaries to any material extent; or

     (i) except in the ordinary course of business, proposed, authorised or made any material change in the composition of or the terms of any contract with its senior management staff; or

     (j) entered into an agreement with respect to any of the matters in this paragraph 5;

6. since 31 December 1997 (a) no litigation or arbitration proceedings having been instituted or threatened against Tele-Cine Cell or any subsidiary of Tele-Cine Cell which are material in the context of Tele-Cine Cell and its subsidiaries taken as a whole and which were not disclosed to Todd Europe prior to such date; or (b) no receiver, administrative receiver or other encumbrancer being appointed over any of the assets of Tele-Cine Cell or any of its subsidiaries or any analogous proceedings or steps taking place in any jurisdiction, and no order being made for the winding up of Tele-Cine Cell or any of its subsidiaries; or (c) no petition being presented for the administration of Tele-Cine Cell or any of its subsidiaries or any analogous proceedings or steps taking place in any jurisdiction.

7. Todd not having discovered that the business or financial information publicly disclosed by Tele-Cine Cell either contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not materially misleading.

Todd Europe reserves the right to waive all or any of conditions 2 to 7 inclusive in whole or in part and any determination by Todd Europe concerning the fulfilment or otherwise of any condition shall be final and binding.

Conditions 2 to 7 inclusive must be fulfilled or waived no later than midnight on Friday, 29 May 1998, or if later on the day falling 21 days after the date on which condition 1 is fulfilled, or such later date(s) as the Panel may agree. Todd Europe shall be under no obligation to waive or treat as fulfilled any of conditions 2 to 7 inclusive by a date earlier than the latest date specified above for the fulfilment thereof notwithstanding that the other condition of the Offer may at such earlier date have been fulfilled or waived and that there are at such earlier date no circumstances indicating that such condition may not be capable of fulfilment.

If Todd Europe is required by the Panel to make an offer for Tele-Cine Cell ordinary shares under the provisions of Rule 9 of the City Code, Todd Europe may make such alterations to the conditions of the Offer, including condition 1, as may be necessary to comply with the provisions of that Rule.

The Offer will lapse if the proposed acquisition of Tele-Cine Cell by Todd Europe is referred to the Monopolies and Mergers Commission on or before 3.00 p.m. on Friday, 8 May 1998 or the date when the Offer becomes or is declared unconditional as to acceptances, whichever is the later. If the Offer so lapses, the Offer will cease to be capable of further acceptance, and accepting Tele-Cine Cell shareholders will cease to be bound by forms of acceptance submitted before the Offer lapses.

                                       PART B:

                                    FURTHER TERMS

1.   ACCEPTANCE PERIOD

     (a) The Offer will initially be open for acceptance until 3.00 p.m. on Friday, 8 May 1998. Although no revision is envisaged, if the Offer is revised, it will remain open for acceptance for a period of at least 14 days from the date of posting written notification of the revision to holders of Tele-Cine Cell ordinary shares. Except with the consent of the Panel, no revision of the Offer may be posted to holders of Tele-Cine Cell ordinary shares after Tuesday, 2 June 1998.

     (b) The Offer shall not be capable of becoming unconditional as to acceptances after midnight on Tuesday, 16 June 1998 nor of being kept open after that time unless it has previously become unconditional as to acceptances, provided that Todd Europe reserves the right, with the permission of the Panel, to extend the Offer to a later time and/or date. For the purpose of determining whether condition 1 of Part A of this Appendix I ("the acceptance condition") has been satisfied, Todd Europe may only take into account acceptances received or purchases of Tele-Cine Cell ordinary shares in respect of which all relevant documents (as required by paragraphs 5(l) and (m) below) are received by the Bank of Scotland before 1.00 p.m. on Tuesday, 16 June 1998 (or any other date beyond which Todd Europe has stated that the Offer will not be extended) or any such later date as may be agreed with the Panel. If the Offer, with the consent of the Panel in circumstances other than specified in the Code, is extended beyond midnight on Tuesday, 16 June 1998, acceptances received and purchases made in respect of which the relevant documents are received after
          1.00 p.m. on the relevant date may only be taken into account with the agreement of the Panel.

     (c) If the Offer becomes unconditional as to acceptances, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional as to acceptances and it is stated that the Offer will remain open until further notice, then not less than 14 days' notice will be given prior to the closing of the Offer. If a competitive situation arises after Todd Europe has given a "no extension statement" or a "no increase statement" Todd Europe may, if it has specifically reserved the right to do so, withdraw such statement provided that it gives notice to this effect within four business days of the announcement of the competing offer and notifies holders of Tele-Cine Cell ordinary shares in writing thereof at the earliest opportunity.

     (d) For the purpose of determining whether the acceptance condition has been satisfied, Todd Europe shall not be bound to take into account any Tele-Cine Cell ordinary shares which have been unconditionally allotted or issued during the offer period unless Tele-Cine Cell has notified Todd Europe in writing of the relevant details of such allotment or issue before the expiry of that period.

2.   ANNOUNCEMENTS

     (a) By 8.30 a.m. on the next business day ("the relevant day") following the day on which the Offer is due to expire or becomes unconditional as to acceptances or is revised or extended or such later time or date as the Panel may agree, Todd Europe will make an appropriate announcement and simultaneously inform the London Stock Exchange of the position. Such announcement will also state the total number of Tele-Cine Cell ordinary shares and rights over such shares (as nearly as practicable) (i) for which valid acceptances of the Offer have been received (ii) acquired or agreed to be acquired by or on behalf of Todd Europe during the course of the offer period, (iii) held by or on behalf of Todd Europe or any persons deemed to be acting in concert with it prior to the offer period and (iv) for which valid acceptances of the Offer have been received from any person deemed to be acting in concert with Todd Europe, and will specify the percentage of the Tele-Cine Cell ordinary shares represented by each of these figures. Any decision to extend the date by which the acceptance condition has to be fulfilled may be made at any time up to and will be announced not later than 8.30 a.m. on the relevant day and the announcement will state the next expiry date (unless the Offer is unconditional as to acceptances). In computing the number of Tele-Cine Cell ordinary shares represented by acceptances and purchases, there may be included or excluded for announcement purposes, acceptances and purchases not in all respects in order or subject to verification provided that such acceptances or purchases could be counted towards fulfilling the acceptance condition in accordance with paragraphs 5(l) and (m) of this Part B.

     (b) In this Part B, references to the making of an announcement or to the giving of notice by Todd Europe include the release of an announcement by public relations consultants to Todd Europe or by Astaire to the press or the delivery by telephone, facsimile or telex or other electronic transmission of an announcement to the London Stock Exchange. An announcement made otherwise than to the London Stock Exchange shall be notified simultaneously to the London Stock Exchange.

3.   RIGHTS OF WITHDRAWAL

     (a) If Todd Europe, having announced the Offer to be unconditional as to acceptances, fails to comply by 3.30 p.m. on the relevant day with any of the other requirements specified in paragraph 2(a) above, an accepting holder of Tele-Cine Cell ordinary shares may immediately thereafter withdraw his acceptance by written notice (signed by the accepting shareholder or his agent duly appointed in writing and evidence of whose appointment is produced with the notice) given to Bank of Scotland, New Issues either by post or by hand at Apex House, 9 Haddington Place, Edinburgh EH7 4AL, or by hand only (during normal business hours) at Bank of Scotland, New Issues, First Floor, Broad Street House, 55 Old Broad Street, London EC2P 2HL. Subject to paragraph 1(b) above, this right of withdrawal may be terminated not less than eight days after the relevant day by Todd Europe confirming, if that be the case, that the Offer is unconditional as to acceptances and complying with the other requirements specified in paragraph 2(a) above. If any such confirmation is given, the first period of 14 days referred to in paragraph 1(c) above will run from the date of such confirmation and compliance.

     (b) Save as otherwise agreed by the Panel, if by 3.00 p.m. on Tuesday, 16 June 1998, the Offer has not become unconditional as to acceptances an accepting holder of Tele-Cine Cell ordinary shares may withdraw his acceptance at any time thereafter by written notice received by Bank of Scotland New Issues at either of the above addresses and in the manner referred to in paragraph 3(a) above, before the earlier of (i) the date on which the Offer becomes unconditional as to acceptances and (ii) the final time for lodgement of acceptances which can be taken into account in accordance with paragraph 1(b) above.

     (c) If a "no extension statement" or a "no increase statement" is withdrawn in accordance with paragraph 1(c) above, any holder of Tele-Cine Cell ordinary shares who has accepted the Offer after the date of such statement may withdraw his acceptance thereafter in the manner referred to in paragraph 3(a) above, not later than the eighth day after the posting of notice in writing of the withdrawal of such statement to the holders of Tele-Cine Cell ordinary shares.

     (d) Except as provided by this paragraph 3, acceptances shall be irrevocable. In this paragraph 3 "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the accepting holder(s) of Tele-Cine Cell ordinary shares or his/their agent(s) duly appointed in writing. Telex, facsimile or e:mail transmissions or copies will not be sufficient to constitute written notice.

4.   REVISED OFFERS

     (a) Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms and conditions and/or in the value or nature of the consideration offered) and such revision represents on the date on which such revision is announced (on such basis as Astaire may consider appropriate) no diminution in the value of the Offer as so revised compared with the consideration or terms previously offered, the benefit of the revised Offer will be made available to any holder of Tele-Cine Cell ordinary shares who has accepted the Offer in its original or previously revised form(s) (hereinafter called a "previous acceptor"). The acceptance by or on behalf of a previous acceptor of the Offer in its original or any previously revised form(s) shall in respect of the number of Tele-Cine Cell ordinary shares comprised in such acceptance constitute an authority to any director of Todd Europe or of Astaire as his attorney and/or agent to accept any such revised Offer on behalf of the previous acceptor and, if such revised Offer includes alternative forms of consideration, to make elections and/or accept alternative forms of consideration on his behalf as such attorney and/or agent in his absolute discretion thinks fit and to execute on behalf of and in the name of such previous acceptor all such further documents (if any) as may be required to give effect to such acceptances and/or elections. In making any such election, such attorney and/or agent shall take into account elections made by the previous acceptor in relation to such acceptance and such other facts or matters as the attorney may reasonably consider to be relevant.

     (b) The authority conferred by this paragraph 4 and any acceptance of a revised Offer pursuant to such authority shall be irrevocable unless and until the previous acceptor becomes entitled to withdraw his acceptance(s) under paragraph 3 above and duly does so.

     (c) The authority conferred by this paragraph 4 shall not be exercised by any director of Todd Europe or of Astaire in the case of any previous acceptor if, as result thereof, the previous acceptor would thereby receive less cash or an entitlement to a smaller nominal amount of Loan Notes than he would have received as a result of his acceptance of the Offer in the form in which it was originally accepted by him or on his behalf and the exercise of any such authority so conferred by a previous acceptor shall be ineffective to the extent that such previous acceptor shall lodge, within 14 days of the posting of the document pursuant to which the consideration referred to in paragraph 4(a) above is made available to holders of Tele-Cine Cell ordinary shares, a Form of Acceptance validly accepting the Offer in which he validly elects to receive the consideration receivable by him in some other manner.

     (d) Todd Europe reserves the right to treat a valid acceptance of the Offer (in its original or any previously revised form(s)), which is received after the announcement or issue of the Offer in any revised form as a valid acceptance of the revised Offer and such acceptance shall constitute an authority in the terms of paragraph 4(a) above MUTATIS MUTANDIS on behalf of the relevant holder of Tele-Cine Cell ordinary shares.

5.   GENERAL

     (a) Save with the consent of the Panel, the Offer will lapse unless all the conditions have been fulfilled or (if capable of waiver) waived on or before midnight on Friday 29th May or by midnight on the date which is 21 days after the date on which the Offer becomes unconditional as to acceptances, whichever is the later, or such date as Astaire may, with the consent of the Panel, elect. If the Offer lapses for any reason, it shall cease to be capable of further acceptance, Todd Europe shall thereupon cease to be bound by prior acceptances; and

          (i) the share certificate(s) and/or other document(s) of title will be returned by post, or such other method as may be approved by the Panel) within 14 days of the Offer lapsing, at the risk of the holder of Tele-Cine Cell ordinary shares concerned, to the person or agent whose name and address is set out in the box specified for the purpose on the Form of Acceptance, or, if no address is set out, the first-named holder at his/her registered address; and

          (ii) Bank of Scotland New Issues will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), give instructions to CRESTCo to transfer all Tele-Cine Cell ordinary shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the Tele-Cine Cell shareholders concerned.

     (b) If the Offer is referred to the Monopolies and Mergers Commission before Friday, 8 May 1998 or the date when the Offer becomes unconditional as to acceptances (whichever is the later) the Offer will lapse as required by the Code with the consequence that the Offer will cease to be capable of further acceptance and Todd Europe shall thereupon cease to be bound by prior acceptances.

     (c) All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from holders of Tele-Cine Cell ordinary shares will be delivered by or sent to or from them (or their designated agents) at their risk.

     (d) The expression "Offer period" when used in this document means, in relation to the Offer, the period commencing on Monday, 2 February 1998 until whichever of the following dates shall be the latest: (i) Friday, 8 May 1998 (ii) the date on which the Offer lapses and (iii) the date on which the Offer becomes unconditional as to acceptances.

     (e) Acceptance of the Offer will be deemed to constitute a warranty by the accepting holder of Tele-Cine Cell ordinary shares that the Tele-Cine Cell ordinary shares in respect of which the Offer is accepted are sold by him free from all liens, charges and encumbrances and together with all rights attaching thereto.

     (f) Except with the consent of the Panel, settlement of the consideration to which any holder of Tele-Cine Cell shares is entitled under the Offer will be implemented in full, subject to and in accordance with the terms of the Offer, without regard to any lien, right of set-off, counter-claim or other analogous right to which Todd Europe may otherwise be, or claim to be, entitled as against any such shareholder.

     (g) The instructions and authorities contained in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this document have the same meaning when used in the Form of Acceptance.

     (h) The Offer and all acceptances thereof or elections thereunder will be construed in accordance with and governed by English law.

     (i) All references in this document and in the Form of Acceptance to Friday, 8 May 1998 shall (except where the context otherwise requires), if the expiry date of the Offer is extended, be deemed to refer to the expiry date of the Offer as so extended.

     (j) Accidental omission to despatch this document to, or any failure to receive the same by any person to whom the Offer is made, or should be made, shall not invalidate the Offer in any way. Copies of this document are available from Astaire at 40 Queen Street, London EC4R 1DD.

     (k) Subject to and with effect from the Offer becoming wholly unconditional, due execution of a Form of Acceptance will constitute
          (i) an irrevocable authority and direction to Tele-Cine Cell from the relevant holder of Tele-Cine Cell shares to send any notice, circular, warrant or other document or communication which he may be entitled to receive as a member of Tele-Cine Cell to him at the registered office of Todd Europe and (ii) an irrevocable appointment by the relevant holder of Tele-Cine Cell shares of any director of Astaire or of Todd Europe or any person nominated by any such director as his attorney and on his behalf to sign any requisitions by any member(s) of Tele-Cine Cell for the convening of any general meeting of Tele-Cine Cell on behalf of him and/or to execute a form of proxy in respect of any of his Tele-Cine Cell ordinary shares appointing any person determined by such attorney to attend any general meeting of Tele-Cine Cell or its members or any of them and to exercise the votes attaching to such Tele-Cine Cell ordinary shares on his behalf in each case in such manner as such attorney may think fit (subject only as hereinafter provided). This appointment will cease to be valid if the acceptance is withdrawn and applies only to Tele-Cine Cell ordinary shares in respect of which the Offer has been accepted.

     (l) Notwithstanding the right reserved by Todd Europe to treat Forms of Acceptance as valid even though not entirely in order or not accompanied by the relevant share certificate(s) and/or other document(s) of title, an acceptance of the Offer will only be counted towards fulfilling the condition as to acceptances in paragraph 1 of Part A of this Appendix I if the requirements of Note 4 and, if applicable, Note 6 to Rule 10 of the Code are satisfied in respect of it.

     (m) A purchase of Tele-Cine Cell ordinary shares by Todd Europe or its nominees shall be counted towards fulfilling the condition as to acceptances set out in paragraph 1 of Part A of this Appendix I only if the requirements of Note 5 and, if applicable, Note 6 to Rule 10 of the Code are satisfied in respect of it.

     (n) The Offer shall not become or be declared unconditional as to acceptances unless Bank of Scotland New Issues shall have issued a certificate to Todd Europe or Astaire stating the number of acceptances which have been received which comply with paragraph 5(m) of Part B of this Appendix I and the number of Tele-Cine Cell ordinary shares otherwise acquired, whether before or during the offer period, which comply with paragraph 5(m) of Part B of this Appendix I. A copy of the certificate will be sent to the Board of Tele-Cine Cell and to the Panel by Todd Europe or Astaire as soon as possible after it is issued.

6.   OVERSEAS SHAREHOLDERS

     (a) The making of the Offer including the provisions of the Loan Note Alternative to certain persons not resident in the United Kingdom or who are citizens, residents or nationals of other countries "overseas shareholders" may be affected by the laws of the relevant jurisdictions. Holders of Tele-Cine Cell ordinary shares not resident in the United Kingdom should inform themselves about and observe any applicable legal requirements. It will be the responsibility of any overseas shareholders wishing to accept the Offer to satisfy himself as to the full observance of the laws of the relevant territory in connection therewith, including the obtaining of any governmental or other consents which may be required or the compliance with any other necessary formalities, and the payment of any issue, transfer or other taxes or duties due in such jurisdictions. Any overseas shareholder will be responsible for payment of any issue, transfer or other taxes or other requisite payments by whomsoever payable and Todd, Todd Europe, Astaire and any person acting on their behalf shall be fully indemnified and held harmless by such shareholder for any such issue, transfer or other taxes or other requisite payments as Todd, Todd Europe, Astaire and any person acting on their behalf may be required to pay.

     (b) In particular, the Loan Notes which are to be or may be issued to Tele-Cine Cell ordinary shareholders accepting the Offer will not be registered under the United States Securities Act of 1933, as amended, and it is not at present intended to obtain any exemption from the Securities Commission of any province of Canada. Todd Europe will not, except at its discretion, authorise the delivery of any document(s) of title in respect of any Loan Notes in the United States or Canada or to any person who is, or who Todd Europe believes to be, a North American person or a person in or resident of the Commonwealth of Australia, or any of its states, territories or possessions, or Japan collectively, ("Restricted Overseas Persons") or who, by completing Box 7 of the Form of Acceptance does not give the warranty set out in paragraph 7(d) to the effect that he is not a Restricted Overseas Person and does not hold any Tele-Cine Cell ordinary shares on behalf of a Restricted Overseas Person and will not hold or acquire any of the Loan Notes for the account or benefit of a Restricted Overseas Person or with a view to the offer, sale or delivery, directly or indirectly, of any loan notes in the United States or Canada or to a Restricted Overseas Person.

          Accordingly, except as authorised by Todd Europe, any election for the Loan Note Alternative by a Restricted Overseas Person will be invalid and will be deemed to be an acceptance to receive the consideration wholly in cash.

     (c) As used in this document and in the Form of Acceptance, the "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction, "US person" means (i) any individual who is a resident or citizen of the United States or an estate or trust the income of which is subject to United States federal income taxation regardless of the source and "North American person" means a US person and any individual, corporation, partnership, trust or other entity resident in Canada or receiving the Offer in Canada, provided however that the terms "North American person" and "US person" shall not include a branch or agency of a United States bank or insurance company that is operating outside the United States for valid business reasons as a locally registered branch or agency engaged in the banking or insurance business and not solely for the purposes of investing in securities not registered under the United States Securities Act 1933.

     (d) The provisions of this paragraph 6 shall have precedence over any terms of the Offer which are inconsistent therewith.

7.   FORM OF ACCEPTANCE

Subject to the rights of withdrawal set out in paragraph 3 above, each holder of Tele-Cine Cell ordinary shares by whom, or on whose behalf, a Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with Todd Europe, Astaire and the Bank of Scotland (so as to bind him, his personal representatives, heirs, successors and assigns) to the following effect:

     (a)  that the execution of a Form of Acceptance constitutes:

          (i) an acceptance of the Offer in respect of the number of Tele-Cine Cell ordinary shares inserted or deemed to be inserted in Box 1 on the Form of Acceptance in each case and subject to the terms and conditions set out in this document and the relevant Form of Acceptance and that, subject to the rights of withdrawal set out in paragraph 3 above, each such acceptance shall be irrevocable;

          (ii) if so indicated by the completion of Box 2 of the Form of Acceptance, an election to accept the Loan Note Alternative in respect of the number of Tele-Cine Cell ordinary shares inserted or deemed to be inserted in Box 2 of the Form of Acceptance in each case and subject to the terms and conditions set out in this document and the relevant Form of Acceptance;

     (b) that the execution of a Form of Acceptance constitutes a request and authority to any director of Astaire or of Todd Europe or any person nominated by any such director to execute any further documents and give any further assurances which may be required or are expedient for the purpose of giving effect to the acceptance and any election for any form of consideration and an undertaking by such person to execute any such documents and/or give any such further assurances as may be so required;

     (c) that the execution of a Form of Acceptance constitutes, if the Offer lapses, authority to Todd Europe and/or Astaire and/or any director of either of them to return the relevant share certificate(s) and/or other document(s) of title (if any) to the person whose name and address are set out in Box 4 on the Form of Acceptance or, if none is set out, to the first-named holder at his registered address as set out in Box 4 on the Form of Acceptance;

     (d) unless "YES" is put in Box 6 of the Form of Acceptance, a warranty that such Tele-Cine Cell ordinary shareholder is not a Restricted Overseas Person (other than a bank branch of a US bank located outside the United States) and does not hold any Tele-Cine Cell ordinary shares on behalf of Restricted Overseas Persons and will not acquire any of the Loan Notes for the account or benefit of Restricted Overseas Persons or with a view to the offer, sale or delivery, directly or indirectly, of any Loan Notes in the United States, Canada, Australia or Japan to Restricted Overseas Persons;

     (e) that the execution of a Form of Acceptance constitutes the irrevocable appointment of any director of Todd Europe or of Astaire and/or their respective agents as his/her attorney, pursuant to paragraph 4 above;

     (f) that the execution of a Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to an accepting Tele-Cine Cell ordinary shareholder not having validily withdrawn his acceptance, the irrevocable appointment of Todd Europe and/or Astaire as such shareholder's attorney and/or agent and an irrevocable instruction to the attorney and/or agent to complete and execute at any time(s) all or any form(s) of transfer and/or document(s) at the discretion of the attorney and/or agent in relation to the Tele-Cine Cell ordinary shares referred to in paragraph (a) above in favour of Todd Europe or as it may direct; and to deliver such form(s) of transfer and/or other document(s) together with any certificate(s) and/or other document(s) referred to in sub-paragraph h(i) below to Todd Europe or for registration within six months of the Offer becoming unconditional in all respects and to do all such other acts and things as may in the opinion of such attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest in Todd Europe or its nominee the relevant Tele-Cine Cell ordinary shares;

     (g) that the execution of a Form of Acceptance constitutes the irrevocable appointment of Bank of Scotland New Issues as such shareholder's attorney and/or agent and an irrevocable instruction and authority to the attorney and/or agent (i) subject to the Offer becoming unconditional in all respects in accordance with its terms and to an accepting Tele-Cine Cell shareholder not having validly withdrawn his acceptance, to transfer to itself (or to such other person or persons as Todd Europe or its agents may direct) by means of CREST all or any of the relevant Tele-Cine Cell shares (but not exceeding the number of Tele-Cine Cell ordinary shares in respect of which the Offer is accepted or deemed to be accepted) and (ii) if the Offer does not become unconditional in all respects, to give instructions to CRESTCo, immediately after the lapsing of the Offer, to transfer to accepting Tele-Cine Cell shareholders all "Relevant Tele-Cine Cell shares", which expression means Tele-Cine Cell shares in uncertificated form and in respect of which a transfer or transfers to escrow has or have been effected pursuant to the procedures described in paragraph 10(b) of the letter from Astaire contained in this document and where the transfer(s) to escrow was or were made in respect in respect of Tele-Cine Cell ordinary shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the Form of Acceptance concerned (but irrespective of whether or not any Form of Acceptance Reference Number corresponding to that appearing on the Form of Acceptance concerned was included in the TTE instruction concerned);

     (h) that the execution of a Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects and to an accepting Tele-Cine Cell ordinary shareholder not having validly withdrawn his acceptance, irrevocable authorities and requests:

          (i) to Tele-Cine Cell's Registrars to procure the registration of the transfer of the Tele-Cine Cell ordinary shares in certificated form pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Todd Europe or as it may direct.

          (ii) if the Tele-Cine Cell ordinary shares concerned are in certificated form, to Todd Europe or its agents to procure the dispatch by post (or by such other method as may be approved by the Panel) of a cheque drawn on a branch of a UK clearing bank for any cash consideration to which a holder of Tele-Cine Cell ordinary shares may be entitled at the risk of such holder, to the person whose name and address are set out in Box 7 on the Form of Acceptance, or if none is set out, to the first named holder at his registered address as set out in Box 4 in the Form of Acceptance;

         (iii) if the Tele-Cine Cell ordinary shares concerned are in uncertificated form, to Todd Europe or its agents to procure the creation of an assured payment obligation in favour of the Tele-Cine Cell ordinary shareholder's payment bank in accordance with the CREST assured payment arrangements in respect of any cash consideration to which such shareholder is entitled, provided that Todd Europe may (if, for any reason, it wishes to do so) determine that all or any part of any such cash consideration shall be paid by cheque dispatched by post, when sub-paragraph (ii) of this paragraph (h) shall apply;

          (iv) to Todd Europe to allot and issue the Loan Notes and to send the certificates therefore to accepting Tele-Cine Cell ordinary shareholders by post (or such other method as may be approved by the Panel);

     (i) that upon the Offer becoming or being declared unconditional in all respects and pending registration:

          (i) Todd Europe shall be entitled to direct the exercise of any votes and any of the rights and privileges (including the right to requisition the convening of a general meeting of Tele-Cine Cell) attaching to any Tele-Cine Cell ordinary shares in respect of which the Offer has been accepted and not validly withdrawn; and

          (ii) the execution of a Form of Acceptance by a Tele-Cine Cell ordinary shareholder in respect of the Tele-Cine Cell ordinary shares comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn;

               (1) constitutes an authority to Tele-Cine Cell from such Tele-Cine Cell shareholder to send any notice, warrant, document or other communication which may be required to be sent to him as a member of Tele-Cine Cell (including any share certificate(s)) or other document(s) of title issued as a result of a conversion of such Tele-Cine Cell shares into certificated form to Todd Europe at its registered office;

               (2) constitutes an authority to Todd Europe or any director of Todd Europe to sign any consent to short notice on his behalf and/or attend and/or execute a form of proxy in respect of such Tele-Cine Cell ordinary shares appointing any person nominated by Todd Europe to attend general meetings and separate class meetings of Tele-Cine Cell or its members (or any of them and any adjournments thereof) and to exercise the votes attaching to such ordinary shares on his behalf, where relevant; and

               (3) will also constitute the agreement of such Tele-Cine Cell shareholder not to exercise any of such rights without the consent of Todd Europe and the irrevocable undertaking of such Tele-Cine Cell shareholder not to appoint a proxy to attend any such general meeting or separate class meeting;

     (j) that he will deliver to Bank of Scotland New Issues at either of the above addresses, on behalf of Todd Europe, his share certificate(s) and/or other document(s) of title in respect of the Tele-Cine Cell ordinary shares in respect of which the Offer has been accepted and not validly withdrawn in certificated form held by him, or an acceptable indemnity in lieu thereof, as soon as possible and in any event within six months of the Offer becoming unconditional in all respects;

     (k) that he will take (or procure to be taken) the action set out in paragraph 10(b) of the letter from Astaire contained in this document to transfer all Tele-Cine Cell ordinary shares in respect of which the Offer has been accepted and not validly withdrawn held by him in uncertificated form to escrow balance as soon as possible and in any event so that the transfer to escrow settles within six months of the Offer becoming unconditional in all respects;

     (l) that if, for any reason, any Tele-Cine Cell ordinary shares in respect of which a transfer to an escrow balance has been effected in accordance with paragraph 10(b) of the letter from Astaire contained in this document are converted to certificated form, he will (without prejudice to sub-paragraph (b) above) immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of the title in respect of all such Tele-Cine Cell ordinary shares as so converted to Bank of Scotland New Issues at either of the above addresses, or to Todd Europe at its registered office or its agents may direct;

     (m) that the creation of an assured payment obligation in favour of his payment bank in accordance with the CREST assured payments arrangements as referred to in sub-paragraph h(iii) above shall, to the extent of the obligation so created, discharge in full any obligation of Todd Europe and/or Astaire to pay to him the cash consideration to which he is entitled pursuant to the Offer;

     (n) that the terms and conditions of the Offer contained in this document shall be deemed to be incorporated in, and form part of, the Form of Acceptance which shall be read and construed accordingly;


     (o) that the power(s) of attorney and authorities conferred by or referred to in this Appendix I are given by way of security for the performance of the obligations of such holder of Tele-Cine Cell ordinary shares and are irrevocable (except in the circumstances where the donor of such power of attorney or authority is entitled to withdraw his acceptance in accordance with paragraph 3 above) for a period of one year from the date of execution of the Form of Acceptance;

     (p) that he agrees to ratify each and every act or thing which may be done or effected by Todd Europe or Astaire or Bank of Scotland New Issues or any director of Todd Europe or any director of Astaire or any director of the Bank of Scotland or their respective agents or Tele-Cine Cell or its agents, as the case may be, in the exercise of any of his or its powers and/or authorities hereunder;

     (q) that, if he accepts the Offer, he will at the cost of Todd Europe do all such acts and things as shall be necessary or expedient to vest in Todd Europe or its nominee(s) or such other persons as it may decide the Tele-Cine Cell ordinary shares comprised in his acceptance of the Offer and all such acts and things as may be necessary or expedient to enable Bank of Scotland New Issues to perform its functions as escrow agent for the purposes of the Offer;

     (r) that if any provision of this part B of this Appendix I shall in any way be unenforceable, invalid or shall not operate so as to afford Todd Europe or Astaire or Bank of Scotland New Issues or any director of any of them the benefit of the authorities expressed to be given therein, he shall with all practicable speed at the cost of Todd Europe do all such acts and things and execute all such documents that may be required to enable Todd Europe and/or Astaire and/or Bank of Scotland New Issues and/or any director of any them to secure the full benefits of this part B;

     (s) that the Form of Acceptance shall be governed by and construed in accordance with the laws of England and that the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the courts of England; and

     (t) that on its execution the Form of Acceptance shall take effect as a deed.

References in this paragraph 7 to holder(s) of Tele-Cine Cell ordinary shares shall include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this paragraph 7 shall apply to them jointly and to each of them.

                                     APPENDIX II

      FINANCIAL AND OTHER INFORMATION ON TODD-AO EUROPE HOLDING COMPANY LIMITED

The following information does not constitute statutory accounts and has been extracted without material adjustment from the audited financial statements of Todd-AO Europe Holding Company Limited for the years ended 31 August 1995, 1996 and 1997 and on which accounts the audit opinions were unqualified.

DIRECTOR

S M Hassanein

DIRECTOR'S REPORT

The director presents his annual report and the audited financial statements for the year ended 31 August 1997.

REVIEW OF THE BUSINESS

The principal activity of the company is a holding company.

RESULTS AND DIVIDENDS

The profit and loss account is set out on page 29 and shows the profit for the year of L41,448 (1996 -- L20,416).

The director does not recommend the payment of a dividend for the year under review.

DIRECTOR

The director who held office during the year was as follows:

S M Hassanein

The director had no interests in either the company or its subsidiaries, Todd-AO UK Limited and Todd-AO Filmatic Ltd. S M Hassanein has a beneficial interest in the ultimate parent company, The Todd-AO Corporation, a company incorporated outside the United Kingdom.

GROUP ACCOUNTS

In the opinion of the directors, under section 248 of The Companies Act 1985, the company is entitled to the exemption from the requirement to prepare group accounts on the basis that the group meets the medium sized group requirements.

AUDITORS

A resolution for the reappointment of Deloitte & Touche as auditors of the company is to be proposed at the forthcoming Annual General Meeting.

Approved by the Sole Director

S M Hassanein

17 April 1998

                        TODD-AO EUROPE HOLDING COMPANY LIMITED

PROFIT AND LOSS ACCOUNT

Year ended 31 August 1997



                                                 1997        1996         1995
                                    Note            L           L            L
Administrative expenses                3      (1,500)      (3,000)         ---
                                            --------     --------     --------
OPERATING LOSS                                (1,500)      (3,000)         ---
Other interest receivable and
 similar income                        4     282,374      273,261      158,229
Interest payable and similar charges   5    (253,980)    (230,127)    (138,611)
                                            --------     --------     --------
PROFIT ON ORDINARY ACTIVITIES BEFORE
 TAXATION                                     26,894       40,134       19,618
Tax credit/(charge) on profit on
 ordinary activities                   6      14,554      (19,718)         ---
                                            --------     --------     --------
PROFIT ON ORDINARY ACTIVITIES AFTER
 TAXATION AND PROFIT FOR THE YEAR             41,448       20,416       19,618

ACCUMULATED PROFIT BROUGHT FORWARD            40,034       19,618          ---
                                            --------     --------     --------
ACCUMULATED PROFIT CARRIED FORWARD            81,482       40,034       19,618
                                            --------     --------     --------
                                            --------     --------     --------

ALL ACTIVITIES DERIVE FROM CONTINUING OPERATIONS.

A statement of total recognised gains and losses is not included in these accounts as there are no recognised gains or losses in the current or prior financial year other than the profits reported above.

BALANCE SHEET

31 August 1997


                                                        1997                          1996                          1995
                                    Note            L           L             L               L              L              L
FIXED ASSETS
Investments                            7                2,431,355                     2,431,355                     2,355,298

CURRENT ASSETS
Debtors                                8   3,857,590                 3,112,878                       3,347,799
CREDITORS: amounts falling due
   within one year                     9  (3,592,463)               (2,624,645)                     (5,133,478)
                                          -----------               -----------                     ------------
NET CURRENT ASSETS                                        265,127                       488,233                    (1,785,679)
                                                       ----------                    ----------                    ----------
TOTAL ASSETS LESS CURRENT LIABILITIES                   2,696,482                     2,919,588                       569,619
CREDITORS: amounts falling due after
   more than one year                 10                      ---                      (250,000)                     (550,000)

PROVISIONS FOR LIABILITIES AND
   CHARGES                            11                      ---                       (14,554)                          ---
                                                       ----------                    ----------                    ----------
                                                        2,696,482                     2,655,034                         9,619
                                                       ----------                    ----------                    ----------
                                                       ----------                    ----------                    ----------
CAPITAL AND RESERVES
Called up share capital               12                    1,000                         1,000                             1
Share premium account                                   2,614,000                     2,614,000                           ---
Profit and loss account                                    81,482                        40,034                        19,618
                                                       ----------                    ----------                    ----------
EQUITY SHAREHOLDERS' FUNDS                              2,696,482                     2,655,034                        19,619
                                                       ----------                    ----------                    ----------
                                                       ----------                    ----------                    ----------


These financial statements were approved by the Director on 17 April 1998.

Signed by the Director


S M Hassanein

Director

RECONCILIATION OF MOVEMENT IN SHAREHOLDERS' FUNDS

Year ended 31 August 1997

                                                1997         1996         1995
                                                   L            L            L
Opening shareholders' funds                2,655,034       19,619          ---
Profit for the year                           41,448       20,416       19,618
Issue of shares                                  ---    2,614,999            1
                                           ---------    ---------      -------
Closing shareholders' funds                2,696,482    2,655,034       19,619
                                           ---------    ---------      -------
                                           ---------    ---------      -------

1.   ACCOUNTING POLICIES

The financial statements are prepared in accordance with applicable accounting standards. The principal accounting policies adopted are described below.

ACCOUNTING CONVENTION

The financial statements are prepared under the historical cost convention.

GROUP ACCOUNTS

The company has taken advantage of the Section 248 of the Companies Act 1985 exemption from the requirement to prepare group accounts on the basis that the group meets the medium sized group requirements. These accounts represent only the entity of Todd-AO Europe Holding Company Limited.

INVESTMENTS

Investments are stated at cost less provisions for any permanent diminution in value.

2.   EMPLOYEES' AND DIRECTOR'S REMUNERATION

The director, who is the only employee of the company, did not receive any remuneration in the year (1995:nil).

3.   OPERATING LOSS

                                                1997         1996         1995
                                                   L            L            L
Operating loss is after charging:
Auditors' remuneration                         1,500        1,500          ---
                                           ---------    ---------      -------
                                           ---------    ---------      -------

4.   OTHER INTEREST RECEIVABLE AND SIMILAR INCOME

                                                1997         1996         1995
                                                   L            L            L
Interest receivable on amounts owed
 by group undertakings                       282,374      273,261      158,229
                                           ---------    ---------      -------
                                           ---------    ---------      -------

5.   INTEREST PAYABLE AND SIMILAR CHARGES

                                                1997         1996         1995
                                                   L            L            L
Interest payable on amounts owed to group
 undertakings                                223,993      174,932      106,142
Interest payable in respect of other loans    29,987       55,195       32,469
                                           ---------    ---------      -------
                                             253,980      230,127      138,611
                                           ---------    ---------      -------
                                           ---------    ---------      -------

6.   TAX ON PROFIT ON ORDINARY ACTIVITIES

                                                1997         1996         1995
                                                   L            L            L
United Kingdom corporation tax at 33%
 (1996 - 33%) based on the profit for the
 year                                             --        5,164          ---
Deferred taxation                            (14,554)      14,554          ---
                                           ---------    ---------      -------
                                             (14,554)      19,718          ---
                                           ---------    ---------      -------
                                           ---------    ---------      -------

The tax credit is disproportionate to the profit before tax due to the receipt of group relief at no charge and the write back of the deferred tax provision.

7.   INVESTMENTS

                                            Shares in subsidiary undertakings
                                                1997         1996         1995
                                                   L            L            L
Cost and net book value                    2,431,355    2,431,355    2,431,355
                                           ---------    ---------    ---------
                                           ---------    ---------    ---------

Investments represent the cost of acquiring the company's wholly owned subsidiaries Todd-AO UK Limited and Todd-AO Filmatic Ltd.

In the opinion of the director the aggregate value of the shares and the amounts due from the subsidiaries are not less than the amount at which the investments are stated in the balance sheet of the company.

The subsidiaries are incorporated and registered in England and Wales and their principal activity is the provision of television facilities and transmission services.

8.   DEBTORS

                                                1997         1996         1995
                                                   L            L            L
Amounts owed by group undertakings         3,857,590    3,112,878    3,347,799
                                           ---------    ---------    ---------
                                           ---------    ---------    ---------

9.   CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                1997         1996         1995
                                                   L            L            L
Amounts owed to group undertakings         3,109,477    2,254,800    4,801,009
Corporation tax payable                          ---        5,164          ---
Other creditors                              482,986      364,681      332,469
                                           ---------    ---------    ---------
                                           3,592,463    2,624,645    5,133,478
                                           ---------    ---------    ---------
                                           ---------    ---------    ---------

10.  CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                1997         1996         1995
                                                   L            L            L
Other creditors                                  ---      250,000      550,000
                                           ---------    ---------      -------
                                           ---------    ---------      -------

The balance in other creditors represents a loan from the previous shareholder of Todd-AO UK Limited in part consideration for the acquisition of that company. The balance is payable as follows:

                                                   L            L            L
Between one and two years                        ---      250,000      300,000
                                           ---------    ---------      -------
                                           ---------    ---------      -------

11.  PROVISIONS FOR LIABILITIES AND CHARGES

                                                1997         1996         1995
                                                   L            L            L
Deferred taxation                             14,554          ---          ---
Balance at 1 September 1996
Profit and loss account (credit)/charge
 for the year                                (14,554)      14,554          ---
                                           ---------    ---------      -------
Balance at 31 August 1997                        ---       14,554          ---
                                           ---------    ---------      -------
                                           ---------    ---------      -------

The amounts of deferred taxation provided and unprovided in the accounts are as follows:

                            1997                1996                1995
                    Unprovided Provided Unprovided Provided Unprovided Provided
Timing differences         ---      ---        ---   14,554        ---      ---
                    ---------- -------- ---------- -------- ---------- --------
                    ---------- -------- ---------- -------- ---------- --------

12.  CALLED UP SHARE CAPITAL

                                      Number      1997     Number       1996
                                                     L                     L
AUTHORISED:
Ordinary shares of L1 each             1,000     1,000      1,000      1,000
                                       -----     -----      -----      -----
                                       -----     -----      -----      -----
CALLED UP, ALLOTTED AND FULLY PAID:
Ordinary shares of L1 each             1,000     1,000      1,000      1,000
                                       -----     -----      -----      -----
                                       -----     -----      -----      -----

13.  SHARE PREMIUM ACCOUNT

                                                             1997         1996
                                                                L            L
At 1 September                                          2,614,000          ---
Shares issued                                                 ---    2,614,000
                                                        ---------    ---------
At 31 August                                            2,614,000    2,614,000
                                                        ---------    ---------
                                                        ---------    ---------

14.  RELATED PARTY TRANSACTIONS

In accordance with paragraph 3(c) of Financial Reporting Standard 8, the company is not required to provide information on transactions with fellow subsidiaries of The Todd-AO Corporation, a company which prepares consolidated accounts which are publicly available.

15.  CASH FLOW STATEMENT

In accordance with Financial Reporting Standard 1 - Cash Flow Statements, the company is exempt from the requirement to prepare a cash flow statement since all its shares are controlled by The Todd-AO Corporation, a company incorporated in the United States of America, which prepares consolidated financial statements which are publicly available.

16.  ULTIMATE PARENT COMPANY

The ultimate parent company is The Todd-AO Corporation, a company incorporated in the United States of America.

The accounts of The Todd-AO Corporation may be obtained from: 900 North Seward Street, Los Angeles, California, 90038, USA.


                               MATERIAL CHANGES

Save as disclosed in this document, there has been no material change in the financial or trading position of Todd Europe since 31 August 1997, the date to which the latest published audited accounts were made up.

                                     APPENDIX III

              FINANCIAL AND OTHER INFORMATION ON THE TODD-AO CORPORATION

The following information does not constitute statutory accounts and has been extracted without material adjustment from the audited consolidated financial statements of The Todd-AO Corporation for the years ended 31 August 1996 and 1997 and on which financial statements the audit opinion was unqualified. The financial information in respect of the year ended 31 August 1995 has been extracted from the comparative information contained within the 1996 financial statements.

                             CONSOLIDATED BALANCE SHEETS

                                        ASSETS

                                                          August 31,
                                                1995         1996         1997
                                             US$'000      US$'000      US$'000
CURRENT ASSETS
Cash and cash equivalents                      5,278        3,385        5,127
Marketable securities                          3,484        2,616        1,977
Trade receivables (net of allowance for
  doubtful accounts of $696 and $562 at
  August 31, 1996 and 1997, respectively)      6,787        9,132       13,176
Income tax receivable                            ---          ---          671
Inventories (first-in first-out basis)           484          635          625
Prepaid income taxes                             727          ---          ---
Deferred income taxes                            924        1,152          368
Other                                            565          988        2,168
                                             -------      -------     --------
TOTAL CURRENT ASSETS                          18,249       17,908       24,112
                                             -------      -------     --------
INVESTMENTS                                    1,156          994          997
                                             -------      -------     --------
PROPERTY AND EQUIPMENT -- At cost:
  Land                                         4,270        4,270        4,270
  Buildings                                   10,548       10,559       10,994
  Leasehold improvements                       6,286        6,286       10,203
  Lease acquisition costs                      2,187        2,187        2,187
  Equipment                                   24,785       31,259       54,707
  Equipment under capital leases               3,163        3,360        1,540
  Construction in progress                       ---        1,402          920
                                             -------      -------     --------
TOTAL                                         51,239       59,323       84,821
Accumulated depreciation and amortization    (16,276)     (20,846)     (27,697)
                                             -------      -------     --------
Property and equipment -- net                 34,963       38,477       57,124
                                             -------      -------     --------
GOODWILL
  (net of accumulated amortization of $190
    and $602 at August 31, 1996 and 1997,
    respectively)                              1,832        5,761       19,162
                                             -------      -------     --------
OTHER ASSETS                                     998        1,046        2,056
                                             -------      -------     --------
TOTAL                                        $57,198      $64,186     $103,451
                                             -------      -------     --------
                                             -------      -------     --------

See notes to consolidated financial statements.

                               THE TODD-AO CORPORATION

                         LIABILITIES AND STOCKHOLDERS' EQUITY

                                                            August 31,
                                                   1995        1996        1997
                                                US$'000     US$'000     US$'000
CURRENT LIABILITIES:
Accounts payable                                  1,784       2,812       5,302
Accrued liabilities:
  Payroll and related taxes                       1,975       2,023       2,507
  Interest                                          179         173         422
  Equipment lease                                   396         300         279
  Other                                             515       1,198       1,533
  Income taxes payable                              ---         368         105
Current maturities of long-term debt                759         615         578
Capitalized lease obligations -- current            897         616          35
Deferred income                                     703         634       1,459
                                                -------     -------    --------
TOTAL CURRENT LIABILITIES                         7,208       8,739      12,220
                                                -------     -------    --------
LONG-TERM DEBT                                    7,707       9,332      25,430
CAPITALIZED LEASE OBLIGATIONS                       620          22         ---
DEFERRED COMPENSATION AND OTHER                     401         273         326
DEFERRED GAIN ON SALE/LEASEBACK                   6,381       4,909       3,437
DEFERRED INCOME TAXES                             3,683       4,488       4,659
                                                -------     -------    --------
Total liabilities                                26,000      27,763      46,072
                                                -------     -------    --------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common Stock:
  Class A; authorized 30,000,000 shares
    of $0.01 par value; issued and outstanding
    6,555,640 at August 31, 1996 and 8,284,925
    issued at August 31, 1997                        64          65          83
  Class B; authorized 6,000,000 shares of $0.01
    par value; issued and outstanding 1,747,178
    at August 31, 1996 and 1997                      17          17          17
Additional capital                               23,004      24,291      39,996
Treasury stock                                      ---         ---        (691)
Retained earnings                                 7,904      12,267      17,711
Unrealized gains on marketable securities
  and long-term investments                         473          42          94
Cumulative foreign currency translation
  adjustment                                       (264)       (259)        169
                                                -------     -------    --------
TOTAL STOCKHOLDERS' EQUITY                       31,198      36,423      57,379
                                                -------     -------    --------
TOTAL                                           $57,198     $64,186    $103,451
                                                -------     -------    --------
                                                -------     -------    --------

See notes to consolidated financial statements.

                               THE TODD-AO CORPORATION


                          CONSOLIDATED STATEMENTS OF INCOME
                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      Years Ended August 31,

                                                                                 1995           1996           1997
                                                                              US$'000        US$'000        US$'000
REVENUES                                                                   $   50,003     $   62,920    $    78,971

COSTS AND EXPENSES:
Operating costs and other expenses                                             39,867         48,962         61,755
Depreciation and amortization                                                   3,917          5,374          7,128
Interest                                                                          581            702            920
Equipment lease expense -- net                                                    593            498            265
Other (income) expense -- net                                                    (290)          (359)           (50)
                                                                           ----------     ----------    -----------
TOTAL COSTS AND EXPENSES                                                       44,668         55,177         70,018
                                                                           ----------     ----------    -----------
INCOME BEFORE LOSS FROM JOINT VENTURE AND PROVISION FOR INCOME TAXES            5,335          7,743          8,953
LOSS FROM JOINT VENTURE                                                          (249)          (117)           ---
                                                                           ----------     ----------    -----------
INCOME BEFORE PROVISION FOR INCOME TAXES                                        5,086          7,626          8,953
PROVISION FOR INCOME TAXES                                                      1,711          2,782          2,948
                                                                           ----------     ----------    -----------
NET INCOME                                                                 $    3,375     $    4,844    $     6,005
                                                                           ----------     ----------    -----------
                                                                           ----------     ----------    -----------
NET INCOME PER COMMON SHARE AND COMMON SHARE EQUIVALENTS                   $     0.40     $     0.55    $      0.60
                                                                           ----------     ----------    -----------
                                                                           ----------     ----------    -----------
WEIGHTED AVERAGE SHARES OUTSTANDING                                         8,399,462      8,845,321     10,088,993
                                                                           ----------     ----------    -----------
                                                                           ----------     ----------    -----------

See notes to consolidated financial statements.

                               THE TODD-AO CORPORATION

                        CONSOLIDATED STATEMENTS OF CASH FLOWS

CASH FLOW FROM OPERATING ACTIVITIES:

                                                                                       Year Ended August 31,
                                                                            1995                1996                1997
                                                                         US$'000             US$'000             US$'000
Net income                                                              $  3,375            $  4,844            $  6,005
Adjustments to reconcile net income to net cash provided
  by operating activities:
Depreciation and amortization                                              3,917               5,374               7,128
Deferred income taxes                                                      1,258                 577                 968
Loss from joint venture                                                      249                 117                 ---
Deferred compensation and other                                             (164)               (128)                (72)
Amortization of deferred gain on sale/leaseback transaction                 (964)             (1,472)             (1,472)
(Gain) loss on sale of marketable securities and investments                (127)                 92                 (20)
Loss on disposition of fixed assets                                          ---                 276                 103
Shares issued for stock award                                                ---                 ---                 206
Changes in assets and liabilities (net of acquisitions):
Trade receivables, net                                                      (739)             (1,494)             (1,249)
Inventories and other current assets                                        (266)               (338)             (1,133)
Accounts payable and accrued liabilities                                     138                 550               1,149
Accrued equipment lease                                                      396                 (96)                (21)
Income taxes payable, net                                                   (670)                926                (931)
Deferred income                                                              560                 (69)                759
                                                                        --------            --------            --------
Net cash provided by operating activities                                  6,963               9,159              11,420
                                                                        --------            --------            --------

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of marketable securities and investments                           (996)               (374)                ---
Proceeds from sale of marketable securities and investments                1,606                 881                 708
Proceeds from disposition of fixed assets                                    ---                 ---                  87
Capital expenditures                                                      (3,345)             (6,219)            (13,147)
Contributions to joint venture                                              (249)               (117)                ---
Purchase of Skywalker Sound South                                         (6,966)                ---                 ---
Purchase of Todd-AO UK                                                    (8,333)                ---                 ---
Purchase of Editworks                                                        ---              (3,180)               (500)
Purchase of Hollywood Digital                                                ---                 ---             (17,761)
Other assets                                                                  (1)               (169)               (255)
                                                                        --------            --------            --------
Net cash flows used in investing activities                              (18,284)             (9,178)            (30,868)
                                                                        --------            --------            --------

CASH FLOWS FROM FINANCING ACTIVITIES:

Borrowings of longterm debt                                                7,722               5,356              23,800
Payments on longterm debt                                                 (1,467)             (4,430)            (16,309)
Payments on capital lease obligations                                     (1,108)             (2,637)               (603)
Proceeds from sale/leaseback transaction                                  11,218                 ---                 ---
Proceeds from issuance of common stock                                       101               1,044              15,822
Treasury stock transactions                                                  ---                (726)               (996)
Dividends paid                                                              (435)               (481)               (561)
                                                                        --------            --------            --------
Net cash flows provided by (used in) financing activities:                16,031              (1,874)             21,153
Effect of exchange rate changes on cash                                      (38)                ---                  37
                                                                        --------            --------            --------


                                          37

NET INCREASE/(DECREASE) IN CASH
AND CASH EQUIVALENTS:                                                      4,672              (1,893)              1,742

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR:                              606               5,278               3,385
                                                                        --------            --------            --------
CASH AND CASH EQUIVALENTS AT END OF YEAR:                                 $5,278              $3,385              $5,127
                                                                        --------            --------            --------
                                                                        --------            --------            --------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest                                                                  $  408              $  708              $  526
                                                                        --------            --------            --------
                                                                        --------            --------            --------
Income taxes                                                              $1,413              $1,285              $1,725
                                                                        --------            --------            --------
                                                                        --------            --------            --------


SUPPLEMENTAL DISCLOSURES OF NON CASH INVESTING AND FINANCING ACTIVITIES:

On June 20, 1997, the Company acquired substantially all of the assets and certain of the liabilities of Hollywood Digital Limited Partnership. In connection with this acquisition the Company paid cash as follows:


                                                                  1997
                                                               US$'000
ASSETS ACQUIRED:
Property and equipment                                          12,117
Accounts receivable                                              2,640
Goodwill                                                        14,100
Other assets                                                       344

LIABILITIES ASSUMED:
Accounts payable and accrued expenses                           (2,745)
Deferred rent and notes payable                                   (296)
Convertible subordinated notes issued to seller                 (8,399)
                                                              --------
CASH PAID IN ACQUISITION                                       $17,761
                                                              --------
                                                              --------

In July 1997, a non-cash adjustment in connection with the acquisition of Chrysalis Television Facilities, Ltd. U.K. capital allowances in the amount of $1,056 was made to deferred income taxes and goodwill.

On August 14, 1996, the Company acquired substantially all of the assets and certain of the liabilities of Edit Acquisition LLC (Editworks). In connection with this acquisition, the Company paid cash as follows:


                                                                  1996
                                                               US$'000
ASSETS ACQUIRED:
Property and equipment                                           1,992
Accounts receivable                                                617
Goodwill                                                         3,930
Other assets                                                        90

LIABILITIES ASSUMED:
Accounts payable and accrued expenses                             (307)
Capitalized lease obligations                                   (1,672)
Common stock issued in acquisition                                (970)
                                                              --------
Cash paid in acquisition                                        $3,680
                                                              --------
                                                              --------

a) On February 15, 1995, the Company acquired substantially all of the property, equipment and inventory of Skywalker Sound South. In connection with this acquisition, the Company paid cash as follows:


                                                                       1995
                                                                    US$'000
ASSETS ACQUIRED:
Land                                                                  $ 783
Buildings and improvements                                              844
Equipment                                                             5,032
Other assets                                                            307
                                                                   --------
Cash paid in acquisition                                             $6,966
                                                                   --------
                                                                   --------

b) On March 16, 1995, the Company acquired all of the outstanding shares of Chrysalis Television Facilities, Ltd. In connection with this acquisition, the Company paid cash as follows:


                                                                       1995
                                                                    US$'000
ASSETS ACQUIRED:
Property and equipment                                               $7,599
Accounts receivable                                                   1,815
Goodwill                                                              1,963
Other assets                                                            339

LIABILITIES ASSUMED:
Accounts payable and accrued expenses                                  (798)
Capitalized lease obligations                                        (1,072)
Real estate mortgage payable                                           (149)
Longterm debt issued to seller                                       (1,364)
                                                                   --------
Cash paid in acquisition                                             $8,333
                                                                   --------
                                                                   --------


See notes to consolidated financial statements.

                               THE TODD-AO CORPORATION


                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND OPTION DATA)

1.   SIGNIFICANT ACCOUNTING POLICIES

OWNERSHIP AND BUSINESS

At August 31, 1997, Robert Naify, Marshall Naify, and certain members of their families and various trusts for the benefit of family members (the "Naify Interests") owned approximately 50% of the outstanding shares of the Company, representing approximately 79% of the total voting power.

BASIS OF PRESENTATION

The consolidated financial statements include the Company and its wholly owned subsidiaries Todd-AO Studios East, Inc. ("Todd-AO East"), Todd-AO Productions, Inc., Todd-AO Digital Images, Inc. ("TDI"), Todd-AO Video Services, Inc. ("TVS"), Todd-AO Studios West ("TSW"), Todd-AO Europe Holding Company Ltd. ("TAO Europe") and Todd-AO Hollywood Digital ("Hollywood Digital"). All significant intercompany balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

The Company considers investments with original purchased maturities of three months or less to be cash equivalents.

MARKETABLE SECURITIES AND INVESTMENTS

Marketable securities consist primarily of corporate preferred stocks and bonds. Management has classified all investment securities as available for sale. As a result, securities are reported at fair value with net unrealized holding gains and losses excluded from earnings and reported in stockholders' equity. Fair value is based upon quoted market prices using the specific identification method. Investments include stock and other investments which management intends to hold for more than one year.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed at straight line rates based upon the estimated useful lives of the various classes of assets. The principal rates are as follows: buildings, 3%--5% per annum; equipment, 10%--20% per annum; leaseholds, leasehold improvements, and lease acquisition costs over the term of the lease.

GOODWILL

Goodwill represents the excess purchase price paid over the value of net assets acquired, and is being amortized on a straightline basis over 15 and 25 years.

LONG-LIVED ASSETS

As of each balance sheet date, the Company evaluates the recovery of its long-lived assets and recognizes impairment if it is probable that the recorded amounts are not recoverable based upon future undiscounted cash flows or if there is an event or change in circumstances which indicate that the carrying amount of an asset may not be recoverable.

INCOME TAXES

Deferred income taxes are provided for temporary differences between the financial statement and income tax bases of the Company's assets and liabilities, based on enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

FOREIGN CURRENCY TRANSLATION

The Company's foreign subsidiary's functional currency is its local currency. Assets and liabilities of foreign operations are translated into U.S. dollars using current exchange rates, and revenues and expenses are translated into U.S. dollars using average exchange rates. The effects of the foreign currency translation adjustments are deferred and are included as a component of stockholders' equity.

NET INCOME PER COMMON SHARE

Net income per common share is computed based on the weighted average number of common and common equivalent shares outstanding for each of the periods presented including common share equivalents arising from the assumed conversion of any outstanding dilutive stock options. Fully diluted earnings per share are not materially different from primary earnings per share.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term maturity of these instruments. Notes payable are carried at amounts approximating fair values based on current rates offered to the Company for debt with similar collateral and guarantees, if any, and maturities.

CONCENTRATION OF CREDIT RISK

The Company's accounts receivable are related primarily to the entertainment industry and are unsecured. The Company's ten largest customers account for approximately 63% of revenues and for the year ended August 31, 1997, The Walt Disney Company and its affiliated companies accounted for approximately 17% of revenues.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

STOCK-BASED COMPENSATION

In fiscal 1997, the Company adopted the disclosure only provision of Statement of Financial and Accounting Standards ("SFAS") No. 123. The Company continues to account for its stock compensation arrangements using the intrinsic value method in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees."

RECLASSIFICATIONS

Certain reclassifications have been made to the 1996 and 1995 consolidated financial statements to conform with the current year's presentation.

RECENT ISSUED ACCOUNTING PRONOUNCEMENTS

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share". The statement is effective for interim periods and fiscal years ending after December 15, 1997. The Company does not expect that the statement will have a material effect on the Company's consolidated financial statements.

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and No. 131, "Disclosure about Segments of an Enterprise and Related Information". These statements are effective for financial statements issued for periods beginning after December 15, 1997. The Company has not yet determined the impact of adopting these statements.

2.   ACQUISITIONS

On February 15, 1995, TSW (a wholly owned subsidiary of the Company) acquired substantially all of the property, equipment and inventory of Kaytea Rose, Inc. (dba Skywalker Sound South)("SSS"). TSW provides post production sound services to the film and television industries. In consideration of the purchase, TSW paid $6,966 in cash. TSW is included in the Company's results of operations from February 1995.

On March 16, 1995 TAO Europe (a wholly owned subsidiary of the Company) acquired all of the outstanding shares of Todd-AO UK Ltd. (formerly Chrysalis/Todd-AO Europe Ltd.) ("Todd-AO UK") (formerly Chrysalis Television Facilities, Ltd.) from Chrysalis Holdings Ltd. ("CHL"). TAO Europe, Todd-AO UK and CHL are all corporations organized under the laws of the United Kingdom and headquartered in London. Todd-AO UK specializes in the collation of television programming for satellite broadcast and also provides post production video and other services to a variety of clients. In consideration of the purchase, TAO Europe paid CHL $1,966 in cash at closing and issued a note in the amount of $1,364. An additional cash settlement of $220 was paid in June 1995. Concurrently with the acquisition, TAO Europe advanced and paid on behalf of Todd-AO UK its intercompany debt to CHL in the amount of $4,585. Subsequent to the acquisition, TAO Europe advanced and paid on behalf of Todd-AO UK other debt in the amount of $1,562. TAO Europe and Todd-AO UK consolidated are included in the Company's results of operations from March 1995.

On August 15, 1996, the Company purchased substantially all of the assets and certain liabilities of Edit Acquisition LLC ("Editworks"). Editworks provides video post production services to broadcasters, advertising agencies and other businesses. The Company paid Editworks $3,680 in cash and $970 in Class A common stock.

On June 20, 1997, the Company and its newly formed, wholly owned subsidiary Todd-AO Hollywood Digital acquired the assets and certain liabilities of Hollywood Digital Limited Partnership ("Hollywood Digital"). Hollywood Digital is a digital based post-production facility providing sound and video services to the film, television and advertising industries. In consideration of the purchase, the Company paid $17,761 in cash to pay down existing debt of Hollywood Digital. The Company also issued convertible subordinated notes in the amount of $8,399. The notes are convertible into the Company's Class A Common Stock at the conversion price of $11.875 per share at any time before the maturity date. Todd-AO Hollywood Digital is included in the Company's results of operations from June 20, 1997.

The acquisitions are being accounted for under the purchase method of accounting. The following unaudited pro forma consolidated financial information is presented as if the acquisitions had occurred on September 1, 1995. Pro forma adjustments for Editworks are primarily to amortization of goodwill, interest expense on borrowings in connection with the acquisition, and income taxes. Pro forma adjustments for Hollywood Digital are primarily to non-recurring legal and other non-operating costs, amortization of goodwill, interest expense on borrowings in connection with the acquisition, and income taxes.

                                                        1996           1997
Revenues                                           $  81,713      $  94,771
                                                     -------       --------
                                                     -------       --------
Net income                                         $   4,369      $   6,808
                                                     -------       --------
                                                     -------       --------
Net income per common share                        $    0.49      $    0.67
                                                     -------       --------
                                                     -------       --------

3.   SALE/LEASEBACK

In December 1994 the Company signed an agreement with its bank to implement the sale/leaseback of certain equipment. The agreement terminates on December 30, 1999 and is being treated as an operating lease for financial statement purposes. On December 30, 1994, an aggregate of $11,218 in equipment was sold and leased back to the Company. The total deferred gain on the transaction to be amortized over five years was $7,345.

The net equipment lease expense for the years ended August 31, 1996 and 1997 is as follows:

                                                        1996           1997
Equipment lease costs                               $  1,970       $  1,737
Amortization of deferred gain on sale of equipment    (1,472)        (1,472)
                                                     -------       --------
Equipment lease expense, net                        $    498       $    265
                                                     -------       --------
                                                     -------       --------

4.   LONG TERM DEBT
Long term debt outstanding as of August 31, 1996 and 1997 was as follows:


                                                        1996           1997
                                                     US$'000        US$'000
Revolving credit facility multi-currency
 credit line                                           4,350            775
Revolving credit facility other                        4,281         16,000
Note payable Paskal Video acquisition                    463            313
Note payable Todd-AO UK acquisition                      853            408
Note payable Hollywood Digital Community
 Redevelopment Agency                                    ---            113
Convertible subordinated notes payable Hollywood
 Digital acquisition                                     ---          8,399
                                                     -------       --------
Total                                                  9,947         26,008
Less: current maturities                                (615)          (578)
                                                     -------       --------

Total long term debt                                  $9,332        $25,430
                                                     -------       --------
                                                     -------       --------

In December 1994, the Company signed a long term credit agreement with its bank which was amended in 1995, 1996 and 1997. Under the agreement, the Company may borrow up to $35,000 in revolving loans until February 28, 2000. On that date and quarterly thereafter until the expiration of the agreement on November 30, 2003, the revolving loan commitment shall reduce by 5% of the original loan commitment. Under the agreement, $10,000 of the available credit is restricted to multi-currency borrowings. The agreement provides for interest at 1/2% plus reference rate; 1 1/2% plus offshore rates ("Libor") and 1 5/8% plus certificate of deposit rates ("CD")(Libor and CD minimum borrowings $1,000 or $500). These rates increase by 1/2% if certain financial ratios are exceeded. The multi-currency borrowings are restricted to Libor and CD options. The agreement contains various restrictive provisions, including investment, capital expenditure, cash dividends and borrowing limitations. The most restrictive covenant limits the Company's capital expenditures for fiscal year 1997 to $16,500. As of August 31, 1997 the Company has not exceeded the interest rate financial ratios and is in compliance with the various restrictive provisions of the agreement.

In connection with the acquisition of Paskal Video, the Company issued a promissory note. The note is payable in 60 monthly installments of $13 plus interest at the prime rate.

In connection with the acquisition of Todd-AO UK, TAO Europe issued a note. The note is payable over a three year period in two installments of $465 and one installment of $388. Each installment bears interest at 1 1/2% above the prime rate of the National Westminster Bank in London.

In connection with the acquisition of Hollywood Digital, the Company issued convertible subordinated notes. The notes are convertible into the Company's Class A common stock at the conversion price of $11.875 per share at any time before the maturity date and bear interest at 5% payable annually. The Company also acquired a non-interest bearing note payable to the Community Redevelopment Agency. The note is forgiven at the rate of $20 annually as long as the Company maintains the appearance of the building located on Sunset Boulevard in Hollywood, California.

5.   CAPITALIZED LEASE OBLIGATIONS

In 1994, the Company entered into lease obligations for equipment which have been capitalized. In addition, the Company acquired leases on certain other equipment with the Paskal, Todd-AO UK, Filmatic and Hollywood Digital acquisitions. The leases have implicit interest rates ranging from 7 1/2% to 11 1/2% and are secured by the related equipment.

Capitalized lease obligations at August 31, 1997 mature as follows:


                                                                    US$'000
1998                                                                     37
Less amounts representing interest                                       (2)
                                                                    -------
                                                                        $35
                                                                    -------
                                                                    -------

6.   INCOME TAXES

The Company's effective income tax rate differs from the federal statutory income tax rate due to the following:



                                             Years Ended August 31,
                                             1995       1996     1997
Federal statutory income tax rate            35.0%     35.0%     35.0%
Adjust to actual Company rate                 (1.0)     (1.0)     (1.0)
                                            ------    ------   -------

Adjusted federal statutory income tax rate    34.0      34.0      34.0
State taxes, net of federal benefit            0.8       1.6      (2.2)
Other, net                                    (1.2)      0.9       1.1
                                            ------    ------   -------

Total                                        33.6%     36.5%     32.9%
                                            ------    ------   -------
                                            ------    ------   -------

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Deferred income tax assets and liabilities consist of the following:


                                                          Federal               State             Foreign               Total
                                                          US$'000             US$'000             US$'000             US$'000

1997:
Current Asset:
   Accounts receivable reserves                             $ 186                $ 47                 $ 9               $ 242
   Vacation pay accruals                                      188                  47                   0                 235
   State income taxes                                         127                   0                   0                 127
   Other                                                     (192)                (44)                 --                (236)
                                                          -------             -------            --------            --------
TOTAL CURRENT ASSET                                         $ 309                $ 50                 $ 9               $ 368
                                                          -------             -------            --------            --------
                                                          -------             -------            --------            --------

Long Term Asset:
   Deferred compensation                                     $ 63                $ 16                  --                $ 79
   U.K loss carry over                                         --                                    $ 83                  83
   U.K. capital allowances                                                         --                 605                 605
   State income tax credit carry over                          --               1,067                  --               1,067
   State income tax loss carry over                            --                 531                                     531
   Other                                                       --                  --                  --                   0
                                                          -------             -------            --------            --------
Total long term asset                                          63               1,614                 688               2,365
                                                          -------             -------            --------            --------

Long Term Liability:
   Depreciation                                            (2,815)             (1,710)               (352)             (4,877)
   Deferred gains on property                              (1,420)               (359)                (86)             (1,865)
   Other                                                     (312)                 30                   0                (282)
                                                          -------             -------            --------            --------
Total long term liability                                  (4,547)             (2,039)               (438)             (7,024)
                                                          -------             -------            --------            --------
NET LONG TERM LIABILITY                                  $ (4,484)             $ (425)              $ 250            $ (4,659)
                                                          -------             -------            --------            --------
                                                          -------             -------            --------            --------


1996:
Current Asset:
   Accounts receivable reserves                             $ 164                $ 40                $ 33               $ 237
   Vacation pay accruals                                      305                  74                  --                 379
   State income taxes                                         145                 466                  --                 611
   Other                                                      (64)                (15)                  4                 (75)
                                                          -------             -------            --------            --------
TOTAL CURRENT ASSET                                          $550                $565                 $37              $1,152
                                                          -------             -------            --------            --------
                                                          -------             -------            --------            --------


                                        44

                                                          US$'000             US$'000             US$'000             US$'000
Long Term Asset:
   Deferred compensation                                     $ 85                $ 21                  --               $ 106
   U.K loss carryover                                          --                  --                $ 80                  80
   U.K. capital allowances                                     --                  --                  --                   0

   State income tax credit carry over                          --                  --                  --                   0
   State income tax loss carry over                            --                  --                  --                   0
   Other                                                       25                   6                  --                  31
                                                          -------             -------            --------            --------
Total long term asset                                         110                  27                  80                 217
                                                          -------             -------            --------            --------

Long Term Liability:
   Depreciation                                            (1,931)               (635)               (165)             (2,731)
   Deferred gains on property                              (1,420)               (342)                (82)             (1,844)
   Other                                                     (155)                 25                  --                (130)
                                                          -------             -------            --------            --------
Total long term liability                                  (3,506)               (952)               (247)             (4,705)
                                                          -------             -------            --------            --------
NET LONG TERM LIABILITY                                  $ (3,396)             $ (925)             $ (167)           $ (4,488)
                                                          -------             -------            --------            --------
                                                          -------             -------            --------            --------


Components of the income tax provision are as follows:                           1995                1996                1997
                                                                              -------            --------            --------
Current provision domestic                                                      $ 274             $ 1,644             $ 1,156
Current provision foreign                                                         180                 561                (217)
Deferred provision domestic                                                     1,231                 473               1,343
Deferred provision foreign                                                         26                 104                 666
                                                                              -------            --------            --------
Total                                                                         $ 1,711             $ 2,782             $ 2,948
                                                                              -------            --------            --------
                                                                              -------            --------            --------
Components of pretax income are as follows:                                      1995                1996                1997
                                                                              -------            --------            --------
Domestic                                                                      $ 4,347             $ 5,978             $ 7,454
Foreign                                                                           739               1,648               1,499
                                                                              -------            --------            --------
Total                                                                         $ 5,086             $ 7,626             $ 8,953
                                                                              -------            --------            --------
                                                                              -------            --------            --------


7.   STOCKHOLDERS' EQUITY

The Company has 1,000,000 shares of $.01 par value preferred stock authorized. As of August 31, 1997 no shares of preferred stock have been issued or were outstanding.

The Class B stock is convertible at the option of the holder into Class A stock and is automatically converted to Class A stock under certain circumstances; holders have ten votes per share; transferability is restricted; and dividends are limited to 90% of any dividends paid on Class A stock.

On July 9, 1996 the Company filed an Amended and Restated Certificate of Incorporation with the State of Delaware which increased the authorized shares of Class A Stock from 20,000,000 to 30,000,000 and Class B Stock from 4,000,000 to 6,000,000. In addition, the par value of all classes of stock was reduced from $.25 to $.01 per share.

On August 11, 1995 a 10% stock dividend was declared for holders of Class A and Class B stock, payable on September 29, 1995 to shareholders of record on September 8, 1995.

The financial statements set forth herein, and applicable share and per share data for periods and dates included in the accompanying financial statements and notes, have been adjusted to retroactively reflect the stock dividend and to restate the par value of the common stock.

The Company has a stock repurchase program under which 1,300,000 shares may be purchased from time to time in the open market or in private transactions. As of August 31, 1997, 915,656 shares had been repurchased. 831,856 of these shares have been cancelled and returned to authorized but unissued status.

8.   STOCK OPTIONS

STOCK OPTION PLANS

The Company has four stock option plans: The 1986, 1994, 1995 and the 1997 Stock Option Plans. These plans provide for the granting of either nonqualified or incentive stock options at not less than 85% and 100% of the market value of the stock on the date of the grant, respectively. Options generally become exercisable in installments commencing as of the beginning of a fiscal year near the date of grant.

The following summarizes stock option activity for the three years ended August 31, 1997:


                                                                   Weighted
                                                                    Average
                                                   Number of          Price
                                                      Shares      per share
                                                   ---------     ----------
Options outstanding, September 1, 1994               559,460          $2.92
Awarded                                              638,165           4.92
Exercised                                            (25,300)          2.93
Forfeited                                            (11,000)          4.50
                                                   ---------     ----------
Options outstanding, August 31, 1995               1,161,325           4.01
Awarded                                               14,500           7.13
Exercised                                           (152,600)          3.60
Forfeited                                            (14,580)          5.02
                                                   ---------     ----------
Options outstanding, August 31, 1996               1,008,645           4.17
Awarded                                              773,000          10.40
Exercised                                            (78,564)          2.93
Forfeited                                            (37,490)          8.32
                                                   ---------     ----------
Options outstanding, August 31, 1997               1,665,591          $7.03
                                                   ---------     ----------
                                                   ---------     ----------

Vested as of August 31, 1997                         721,912
                                                   ---------
                                                   ---------

As of August 31, 1997, 81,465 shares and 175,540 shares were available for grant under the 1986 and 1995 plans respectively. All authorized options under the 1994 and 1997 Plans have been granted. Common Shares have been reserved for issuance under the plans for all options outstanding at August 31, 1997.

                                                              Options Outstanding                Options Exercisable
                                                                   Weighted
                                                      Number        Average       Weighted    Exercisable       Weighted
                                                 Outstanding      Remaining        Average             at        Average
                                               at August 31,    Contractual       Exercise     August 31,       Exercise
Range of Exercise Prices                                1997           Life          Price           1997          Price
$ 2.03 -- 2.93                                        55,500         1 year         $ 2.22         55,500         $ 2.22
  4.50 -- 11.00                                      825,091        7 years           6.88        373,745           5.73
  3.26 -- 10.50                                      386,654        6 years           8.44        121,330           6.56
  3.59                                               220,000      1.8 years           3.59        132,000           3.59
  10.50                                               23,346      4.3 years          10.50          4,670          10.50
  9.13 -- 10.50                                      155,000        9 years          10.37         34,667          10.50
                                                  ----------    -----------        -------      ---------      ---------
  2.03 -- 11.00                                    1,665,591     6.03 years         $ 7.03        721,912         $ 5.47
                                                  ----------                                    ---------
                                                  ----------                                    ---------

The Company has adopted the disclosure-only provisions of SFAS 123, Accounting for Stock-Based Compensation. The estimated fair value of options granted during 1997 and 1996 pursuant to SFAS 123 was approximately $2,940,268 and $46,206, respectively. Had the Company adopted SFAS 123, pro forma net income would have been $5,420 and $4,835, and pro forma net income per share would have been $0.54 and $0.55 for 1997 and 1996, respectively. The fair value of each option grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0.55%-0.70%, volatility of 25%, a risk free interest rate of 6.28% and expected option lives of 7 to 9 years.

STOCK APPRECIATION RIGHTS PLAN

The 1991 Stock Appreciation Rights Plan (the "SAR Plan") was adopted by the Company effective February 6, 1991. The SAR Plan provided for the granting of stock appreciation rights which entitled the guarantee to receive cash equal to the difference between the fair market value and the appreciation base of the Class A common stock when the rights were exercised.

During 1995 the Company implemented a program to encourage the holders under the 1991 SAR Plan to exchange their SARs for stock options.

Under the program, each SAR holder who exercised the vested portion of a SAR award during the April/May window period was entitled to exchange the entire SAR award for a replacement stock option under the 1995 Stock Option Plan. The replacement options were issued at exercise prices equal to the fair market value of the Class A stock on the respective dates of the SAR exercises, with an expiration date of August 31, 2004 (instead of the August 31, 2000 expiration date applicable to SAR awards) and with vesting restrictions no more favorable to the holder than those applicable to the exchanged SAR.

Of the SARs outstanding under the 1991 Plan, all but 11,000 were exercised, resulting in a cash payment of $579. An aggregate of 303,367 incentive stock options and 82,623 nonqualified stock options were issued at exercise prices ranging from $4.50 to $5.06.

The remaining 11,000 SARs were exercised in January 1996, terminating the SAR Plan.

9.   COMMITMENTS

Operating Leases - Rent expense for noncancellable operating leases for real property and equipment was $4,045, $4,526 and $4,736 for the years ended August 31, 1995, 1996, and 1997, respectively. Minimum rentals for operating leases for years ending after August 31, 1997 are as follows: 1998, $5,076; 1999, $4,782; 2000, $4,545; 2001, $9,313; 2002, $3,065 and $13,320, thereafter. Some of the leases have options to extend terms and are subject to escalation clauses and two leases are subject to additional rent based on revenue.

Employment Agreements - At August 31, 1997, the Company is committed to compensation under longterm employment agreements with certain of its officers and key employees as follows: 1998, $1,238; 1999, $1,161; 2000, $806 and 2001,
$0.

10.  PENSION PLAN

Certain officers and employees of the Company are eligible for participation in the "Motion Picture Industry Pension Plan" ("MPIPP"), a multi employer defined benefit pension plan, the Company's 401(k) Profit Sharing Plan and Trust in the U.S. or the Group Personal Pension Plan in the U.K. The Plans are funded by employer and employee contributions. Total pension plan expense for the Plans for the years ended August 31, 1995, 1996, and 1997 are as follows:


                                                     August 31,
                                         1995           1996           1997
                                      US$'000        US$'000        US$'000
MPIPP                                   $ 446          $ 474          $ 618
U.S. 401(k)                             $ 107          $ 313          $ 225
U.K. Plan                                $ 33           $ 81           $ 85

11.  JOINT VENTURE

During 1992, Todd-AO Productions, Inc., a wholly owned subsidiary of the Company, entered into a Joint Venture Agreement with TransAtlantic Enterprises, Inc., for the development of motion picture and television projects. The Joint Venture was dissolved during fiscal 1996. In the event that certain projects developed by the Venture are ultimately produced or otherwise commercialised, a portion of the proceeds are payable to Todd-AO Productions.

The Company is in the process of organising a limited liability company ("LLC") with United Artists Theatre Circuit Inc., an operator of motion picture theatres ("UATC") for the purpose of exploiting proprietary technology to conserve film stock and reduce the length of wide screen film release prints. The technology, known as Compact Distribution Print or CDP, has been successfully demonstrated, but its implementation will require a broad level of film industry acceptance which has not yet been obtained.

Pending such acceptance, further development and marketing expenditures will be minimal. It is anticipated that the Company and UATC will each have a 50% interest in any profits of the LLC, which is known as CDP Limited Liability Company.

12.  CONTINGENCIES

The Company is involved in litigation and similar claims incidental to the conduct of its business. In management's opinion, none of the pending actions is likely to have a material adverse impact on the Company's financial statements.

In January 1997 the Company announced that it was in negotiations to acquire all of the stock of International Video Conversions Inc. (IVC), a California corporation based in Burbank. This acquisition has not materialised, and the Company has filed an action against the seller seeking damages and other appropriate relief.

13.  BUSINESS SEGMENT INFORMATION

The Company does business in one industry segment. Information as to the Company's operations in different geographic areas is as follows for the years ended August 31, 1995, 1996 and 1997.


                                         1995           1996           1997
                                      US$'000        US$'000        US$'000
REVENUES:
United States                        $ 45,069       $ 51,394       $ 65,436
Europe                                  4,934         11,526         13,535
                                     --------       --------       --------
Total                                $ 50,003       $ 62,920       $ 78,971
                                     --------       --------       --------
                                     --------       --------       --------
NET INCOME:
United States                         $ 2,842        $ 3,861        $ 4,955
Europe                                    533            983          1,050
                                     --------       --------       --------
Total                                 $ 3,375        $ 4,844        $ 6,005
                                     --------       --------       --------
                                     --------       --------       --------
ASSETS:
United States                        $ 45,074       $ 50,552       $ 85,569
Europe                                 12,124         13,634         17,882
                                     --------       --------       --------
Total                                $ 57,198       $ 64,186       $103,451
                                     --------       --------       --------
                                     --------       --------       --------

14.  QUARTERLY FINANCIAL DATA (UNAUDITED)



                                                                                                            Earnings Per
                                                                           Gross                                  Common
                                                       Total              Profit                 Net               Share
1995                                                Revenues               (Loss)             Income         Outstanding
First Quarter                                        $ 8,778              $ (188)            $   176               $ .02
Second Quarter                                        10,057                 627                 114                 .01
Third Quarter                                         18,290               3,752               2,329                 .28
Fourth Quarter                                        12,878               1,435                 756                 .09
                                                   ---------          ----------            --------         -----------
TOTAL                                               $ 50,003             $ 5,626             $ 3,375               $ .40(a)
                                                   ---------          ----------            --------         -----------
                                                   ---------          ----------            --------         -----------

                                                                                                            Earnings Per
                                                                                                                  Common
                                                       Total               Gross                 Net               Share
1996                                                Revenues              Profit              Income         Outstanding
First Quarter                                       $ 18,140             $ 3,639             $ 1,983               $ .23
Second Quarter                                        13,199                 489                 507                 .06
Third Quarter                                         16,801               2,399               1,572                 .18
Fourth Quarter                                        14,780               1,559                 782                 .09
                                                   ---------          ----------            --------         -----------
TOTAL                                               $ 62,920             $ 8,086             $ 4,844               $ .55(a)
                                                   ---------          ----------            --------         -----------
                                                   ---------          ----------            --------         -----------

                                                                                                            Earnings Per
                                                                                                                  Common
                                                       Total               Gross                 Net               Share
1997                                                Revenues              Profit              Income         Outstanding
First Quarter                                       $ 20,340             $ 3,069             $ 1,771               $ .20
Second Quarter                                        19,341               2,611               1,518                 .14
Third Quarter                                         19,657               2,688               1,900                 .18
Fourth Quarter                                        19,633               1,455                 816                 .08
                                                   ---------          ----------            --------         -----------
TOTAL                                               $ 78,971             $ 9,823             $ 6,005               $ .60(a)
                                                   ---------          ----------            --------         -----------
                                                   ---------          ----------            --------         -----------

(a) Aggregate per share amounts for each quarter may differ from annual totals as each is independently calculated.

15.  SUBSEQUENT EVENTS

On September 8, 1997 the Company and Disney Character Voices International, Inc. ("DCVI") committed to jointly establishing a dubbing and audio post production studio in Germany which will be launched under the name Todd-AO Germany. Additional joint ventures are contemplated for France, Italy, Spain and Asia. The Company will manage all technical and operational functions and DCVI will coordinate the creative services of the studios. The foreign language dubbing studios will provide each territory with state-of-the-art theatrical and television recording, mixing and editing facilities. Additional post production services will be added as demand expands.

On October 20, 1997, the Company and its bank signed a First Amended and Restated Credit Agreement under which the Company may borrow up to $50,000,000 in revolving loans. The agreement expires December 31, 2002 and may be extended annually by the Company under certain conditions.

On November 3, 1997, the Company signed an agreement with its bank to implement the sale/leaseback of certain equipment for up to $10,000,000. On that date an aggregate of $8,500,000 of sound studio equipment was sold and leased back. The agreement terminates on December 31, 2002.

16.  LEGAL PROCEEDINGS

The Company is involved in litigation and similar claims incidental to the conduct of its business. None of the pending actions is likely to have a material adverse impact on the Company's financial condition.

QUARTERLY RESULTS

Full text of The Todd-AO Corporation first quarter report to shareholders for the three months ended November 30, 1997.

Results for our 1998 fiscal first quarter, ended November 30, demonstrated the positive impact of the steps we have taken in expanding geographically and diversifying into higher-margin video services for film, television and advertising post-production. These commitments we believe have already begun to smooth out the seasonal peaks and valleys inherent in sound post-production.

Our business strategy is very well explained -- and endorsed -- in a recent Morgan Stanley research report, Morgan Stanley's analyst noted: "Todd-AO is the premier post-production sound studio in the world. We believe Todd-AO is well-positioned to be the premier post-production video services company in the world."

We are pleased to announce that our sound division worked on three critically acclaimed features, L.A. CONFIDENTIAL (nominated for an Academy Award-Registered Trademark-), AMISTAD and AS GOOD AS IT GETS, continuing Todd-AO's long-time reputation for outstanding artistry and state-of-the-art facilities. We are also proud that Todd-AO/Hollywood Digital contributed to the special effects in the current hit movie TITANIC and that the Todd-AO Scoring Stage was the facility selected to record the score for that film.

Revenue rose to $25 million in the quarter, a 23% increase compared to the same quarter a year ago. Significantly, cash flow or EBITDA (earnings before interest, taxes, depreciation and amortisation) grew 22% to $5.7 million. A key contributor to this performance was the acquisition of Hollywood Digital in June 1997, a diversification move that made us an important player in the advertising, television and film special effects post-production markets.

Our corporate strategy of expansion through internal growth and acquisition proved its effectiveness in this quarter. Despite a softer post-production sound market, compared to a record quarter in the same period a year ago, we reported net income of $1.77 million, slightly better than the comparable period. Net income in terms of earnings per share was lower because of the increased number of shares outstanding. Margins also were negatively impacted as we began costly upgrading of facilities. Construction required that we take one sound stage out of action for upgrading to state-of-the-art digital technology. Installation of digital consoles on two additional sound stages also began during the quarter.

Although conversion of our sound stages to digital, as well as other continuing investments in the future had a negative impact on margins in the short term, in the longer term they are among the critical actions we are initiating to increase our forward momentum and reduce our sensitivity to cyclical fluctuations in the sound business.

During the quarter, construction continued on Todd-AO/Hollywood Digital West, a new 26,000 square foot facility located in Santa Monica that opens in March, to serve the advertising and editorial community. We already are seeing indications of a strong increase in revenue from the advertising industry, which has been relocating its own operations to Santa Monica, and we look forward to heavy use of our studios here.

Meanwhile, our geographic expansion in the United States with the August 1996 acquisition of Atlanta-based Todd-AO/Editworks, is paying off along with increased marketing of this facility. Revenue was up 28% for the quarter, and cash flow doubled compared with the prior period.

Internationally, Todd-AO UK and Filmatic consolidated facilities to a single location in the United Kingdom. The combined operation reported a 24% increase in revenue and 46% increase in cash flow compared with last year's comparable period. The expansion of Turner Broadcasting's Cartoon Network and TNT into new locations throughout Europe is increasing our contract transmission there. Filmatic has begun to contribute positive cash flow, attracting and servicing a niche market for film and documentaries.

Significantly, we are working closely with our joint venture partner Disney Character Voices International, a subsidiary of the Walt Disney Company, to build dubbing studios in Germany. With a foothold already in the UK, the venture with Disney marks a major step for Todd-AO.

The entertainment industry's conversion to digital technology is creating a world of opportunity for Todd-AO. At the same time, the global telecommunications revolution in satellite and cable usage increasingly requires expanded programming in many video formats and languages. The day of the small, local post-production studio is waning. Todd-AO is positioned to take advantage of these global and technological developments because of its reputation, its close relationships to the major entertainment companies and its ability to service their needs.

We plan during the next six months to build two new digital compression suites to serve the Digital Versatile Disk (DVD) market. These new suites as well as the construction of Todd-AO/Hollywood Digital West demonstrate the direct connection of our new investments to business commitments.

It is our belief that the shift to digital technology will generate new revenue streams for Todd-AO from both film and television companies. The consumer evolution from VHS videotapes to DVD already has begun and we believe that High Definition Television will be a reality in the not too distant future. We are positioning Todd-OA to service the increasing demand for digital formats in new programming.

We look forward to updating you on new developments as we build Todd-AO's business through internal expansion and strategic, cost-effective acquisitions.


Salah M Hassanein
President and CEO

CONDENSED CONSOLIDATED BALANCE SHEET

                                                November 30,     August 31,
                                                        1997           1997
                                                     US$'000        US$'000
ASSETS
Current assets:
  Cash and marketable securities                      $5,322         $7,104
  Trade receivables -- net                            15,763         13,176
  Other current assets                                 4,312          3,832
                                                 -----------     ----------
Total current assets                                  25,397         24,112
Investments                                              736            997
Property and equipment -- net                         58,374         57,124
Goodwill                                              18,967         19,162
Other assets                                           2,583          2,056
                                                 -----------     ----------
Total assets                                        $106,057       $103,451
                                                 -----------     ----------
                                                 -----------     ----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Amounts payable and accrued liabilities            $13,040        $10,148
  Other current liabilities                            2,097          2,072
                                                 -----------     ----------
Total current liabilities                             15,137         12,220
Long-term debt                                        18,007         25,430
Deferred gain on sale of equipment                     7,921          3,437
Deferred income taxes                                  5,266          4,659
Other liabilities                                        197            326
                                                 -----------     ----------
Total liabilities                                     46,530         46,072
Shareholders' equity:
  Common stock                                           101            100
  Additional capital and other                        40,089         39,568
  Retained earnings                                   19,337         17,711
                                                 -----------     ----------
Total shareholders' equity                            59,527         57,379
                                                 -----------     ----------
Total liabilities and shareholders' equity          $106,057       $103,451
                                                 -----------     ----------
                                                 -----------     ----------


CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

                                                 3 months ended November 30,
                                                        1997           1996
                                                     US$'000        US$'000
Revenue                                          $    25,024     $   20,340
Costs and expenses                                    19,439         15,688
                                                 -----------     ----------
Gross income                                           5,585          4,652
Depreciation and amortisation                          2,421          1,622
Interest expense                                         412            221
                                                 -----------     ----------
Income before income taxes                             2,752          2,809
Income taxes                                             979          1,038
                                                 -----------     ----------
Net income                                            $1,773         $1,771
                                                 -----------     ----------
Earnings per share                                     $0.17          $0.20
                                                 -----------     ----------
Average share outstanding                         10,551,204      9,016,706
                                                 -----------     ----------

MATERIAL CHANGES

Save as disclosed in this document, there has been no material change in the financial or trading position of Todd since 31 August 1997, the date to which the latest published audited accounts were made up.

                                     APPENDIX IV


                  FINANCIAL AND OTHER INFORMATION ON TELE-CINE CELL

PART 1  AUDITED ACCOUNTS

The following information has been extracted without material adjustment from the audited consolidated financial statements of Tele-Cine Cell for the years ended 31 December 1997, 1996 and 1995. Such information does not constitute statutory accounts within the meaning of section 240 of the Companies Act 1985.

Audited statutory accounts have been delivered to the Registrar of Companies for the two years ended 31 December 1995 and 1996 and will be delivered in respect of the year ended 31 December 1997. The auditors of Tele-Cine Cell have given reports in accordance with the requirements of the Companies Act for each of the three financial years ended 31 December 1995, 1996 and 1997 and each such report was an unqualified report.


CONSOLIDATED PROFIT & LOSS ACCOUNTS


                                                                                           1997           1996           1995
                                                                           Notes          L'000          L'000          L'000
TURNOVER                                                                       2         13,823         13,264         12,094
Cost of sales                                                                           (10,405)        (9,501)        (8,424)
                                                                                       --------       --------       --------
GROSS PROFIT                                                                              3,418          3,763          3,670
Exceptional administrative expenses                                                        (454)           ---            ---
Other administrative expenses                                                            (3,988)        (2,912)        (2,416)
Other operating income                                                                       56             65            122
                                                                                       --------       --------       --------
OPERATING (LOSS)/PROFIT                                                        3           (968)           916          1,376
Share of profits of associated company                                                       55            ---            ---
Provision against liabilities in respect of associated company                             (152)           ---            ---
Net interest (payable)/receivable                                              5           (132)            (9)            28
                                                                                       --------       --------       --------
(LOSS)/PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION                                     (1,197)           907          1,404
Taxation on (loss)/profit on ordinary activities                               6             15           (368)          (497)
                                                                                       --------       --------       --------
(LOSS)/PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION                                      (1,182)           539            907
Dividends paid and proposed, including amounts in respect of
 non-equity shares                                                             7            (14)          (438)          (650)
                                                                                       --------       --------       --------
(LOSS)/PROFIT FOR THE FINANCIAL YEAR TRANSFERRED TO RESERVES                  20         (1,196)           101            257
                                                                                       --------       --------       --------
                                                                                       --------       --------       --------
(LOSS)/EARNINGS PER ORDINARY SHARE                                             8          (10.1)p         4.5p           7.6p

There are no recognised gains or losses other than as stated in the profit and loss account above in both the current and prior years.

All activities derive from continuing operations.

CONSOLIDATED BALANCE SHEETS


                                                     1997                         1996                           1995
                              Notes          L'000          L'000          L'000          L'000          L'000          L'000
FIXED ASSETS
Tangible assets                   9                         6,118                         6,407                         7,034
Investments                      10                            64                             5                           ---
                                                          -------                       -------                      --------
                                                            6,182                         6,412                         7,034
CURRENT ASSETS
Stocks                           11            134                           141                           274
Investment in programming        12            365                           304                           ---
Debtors                          13          4,393                         4,256                         3,570
Cash at bank and in hand                       ---                            14                             6
                                           -------                       -------                      --------
                                             4,892                         4,715                         3,850
CREDITORS -- AMOUNTS FALLING
  DUE WITHIN ONE YEAR            14         (3,621)                       (2,808)                       (2,528)
                                           -------                       -------                      --------

NET CURRENT ASSETS                                          1,271                         1,907                         1,322
                                                          -------                       -------                      --------
TOTAL ASSETS LESS CURRENT
  LIABILITIES                                               7,453                         8,319                         8,356
Creditors -- amounts falling
  due after more than one year   15                          (237)                          ---                           ---
PROVISIONS FOR LIABILITIES
  AND CHARGES                    16                          (147)                          (55)                         (193)
                                                          -------                       -------                      --------
TOTAL NET ASSETS                                            7,069                         8,264                         8,163
                                                          -------                       -------                      --------
                                                          -------                       -------                      --------
CAPITAL AND RESERVES
Called up share capital          19                           857                           834                           834
Share premium account                                       3,563                         3,563                         3,563
Shares to be issued                                           300                           ---                           ---
Profit and loss account                                     2,349                         3,867                         3,766
                                                          -------                       -------                      --------
TOTAL SHAREHOLDERS' FUNDS        20                         7,069                         8,264                         8,163
                                                          -------                       -------                      --------
                                                          -------                       -------                      --------
Attributable to equity
  shareholders                                              6,823                         8,018                         7,917
Attributable to non-equity
  shareholders                                                246                           246                           246


CONSOLIDATED CASH FLOW STATEMENTS



                                                     1997                          1996                          1995
                              Notes          L'000          L'000          L'000          L'000          L'000          L'000
NET CASH INFLOW FROM
  OPERATING ACTIVITIES           24                         2,522                         2,575                         3,004

RETURNS ON INVESTMENTS
  AND SERVICING OF FINANCE
Interest (paid)/received                      (117)                           (9)                           28
Dividends paid on
  non-equity shares                            (14)                          (14)                          (14)
                                           -------                       -------                      --------
                                                             (131)                          (23)                           14
TAXATION                                                     (363)                         (727)                         (915)

CAPITAL EXPENDITURE AND
  FINANCIAL INVESTMENT
Purchase of tangible
  fixed assets                              (2,582)                       (2,833)                       (2,161)
Sale of tangible fixed
  assets                                       577                         1,084                           168
Purchase of investment                         (64)                           (5)                          ---
                                           -------                       -------                      --------
                                                           (2,069)                       (1,754)                       (1,993)
ACQUISITIONS AND DISPOSALS
Purchase of subsidiary
  undertakings                                 (25)                          ---                           ---
Cash balances acquired
  with subsidiary                               11                                                         ---
                                           -------                       -------                      --------
                                                              (14)                                                        ---
Equity dividends paid                                        (212)                         (629)                         (363)
                                                          -------                       -------                      --------
NET CASH OUTFLOW BEFORE
  FINANCING                                                  (267)                         (558)                         (253)

FINANCING
Capital element of finance
  lease rentals                                (58)                          ---                           ---
Repayment of hire purchase
  loans                                        ---                                                        (613)
                                           -------                       -------                      --------
Net cash outflow from
  financing                                                   (58)                           --                          (613)
DECREASE IN CASH IN THE
  YEAR                           25                          (325)                         (558)                         (866)
                                                          -------                       -------                      --------
                                                          -------                       -------                      --------

PART 2    EXTRACT OF THE NOTES TO THE ACCOUNTS FOR THE YEAR ENDED 31 DECEMBER
          1997

1.   ACCOUNTING POLICIES

The accounts have been prepared in accordance with applicable accounting standards. The following are the accounting policies used by the Group.

ACCOUNTING CONVENTION

The accounts have been prepared under the historical cost convention.

BASIS OF CONSOLIDATION

The group accounts consolidate the accounts of the Company and all subsidiaries for the financial year ended 31 December 1997. The accounts of the Group's associated undertaking have been excluded from the consolidation on the grounds that it would be immaterial for the purposes of giving a true and fair view.

GOODWILL ARISING ON ACQUISITIONS

Goodwill arising on the acquisition of subsidiary companies is written off to reserves in the year of acquisition. XTV Limited was acquisition accounted upon the purchase of the balance of the issued share capital (note 18).

TANGIBLE FIXED ASSETS

Depreciation in respect of all fixed assets is provided at the following rates on a straight line basis. The rates used are expected to write off the cost, less any estimated residual value, of each asset over its expected useful life.

Plant & equipment, improvements to premises and office furniture & equipment are depreciated at rates of 15-33 per cent. per annum.

Motor vehicles are depreciated at 20 per cent. per annum.

The leasehold properties will be written off over the remaining years of the leases, which expire in years 2000 to 2011.

STOCKS

Stocks are stated at the lower of cost and net realisable value.

DEFERRED TAXATION

Deferred taxation is provided on timing differences arising from the different treatment of items for accounting and taxation purposes, which are expected to reverse in the future, calculated at the rates at which it is estimated that tax will arise.

TURNOVER

Turnover is the amount derived from the provision of goods and services falling within the Group's ordinary activities. This includes the provision of goods and services to clients on certain projects where the income receivable is contingent on the timing of amounts receivable by the client. Income is only recognised on such projects when, in the opinion of the Directors, there is a justifiable expectation of such income being received within the foreseeable future. These balances are classified as investment in programming.

INVESTMENT IN PROGRAMMING

The investment in programming and copyright interest is stated at the lower of cost and net realisable value. The investment is written down as income is received until the investment is fully recouped. An assessment is made at each balance sheet date by the Director to determine whether provision is required to reduce the carrying value of the investment in programming to net realisable value. Balances as at 31 December 1996 to the value of L304,000 in respect of such investments have been restated from trade debtors.

PENSIONS

The Group operates a defined contribution scheme covering the majority of its employees the assets of which are held separately from those of the Group, by an insurance company. The costs of providing pensions are charged to the profit and loss account in the period in which they are incurred. Contributions payable to the fund at 31 December 1997 amounted to L44,000 (1996 -- L20,000).

LEASES

Rental costs under operating leases are charged to the profit and loss account in equal annual amounts over the periods of the lease.

INVESTMENTS

Investments held as fixed assets are stated at cost less provision for any permanent diminution in value.

FOREIGN CURRENCIES

Trading results and assets and liabilities of overseas associated undertakings are translated into sterling at the rate of exchange prevailing at the balance sheet date. Transactions denominated in foreign currencies are translated into sterling at the rates ruling at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the rates at that date. These translations differences are dealt with in the profit and loss account.

2.   TURNOVER

                                                        1997               1996
                                                       L'000              L'000
United Kingdom                                        13,386             12,460
Rest of Europe                                           362                447
Rest of World                                             75                357
                                                      ------             ------
                                                      13,823             13,264
                                                      ------             ------
                                                      ------             ------

Included above is turnover with related parties as follows:

                                                                          L'000
Cell Scandinavia ApS                                                         34
Eagle Rock Entertainment plc                                                120
Castle Communications plc                                                    17
XTV Limited (whilst an associated company)                                  251


The Chairman, Mr Paul is a director and shareholder of Eagle Rock Entertainment plc and, until May 1997, a director of Castle Communications plc. Otherwise the Group has an interest in Cell Scandinavia ApS as a 33 per cent. shareholder and had an interest in XTV Limited as a 50 per cent. shareholder until 7 November 1997. Turnover with Cell Scandinavia ApS represents the lease of certain items of operating equipment. The turnover with other parties represents the provision of services on normal third party terms.

3.   OPERATING (LOSS)/PROFIT

                                                        1997               1996
                                                       L'000              L'000
OPERATING (LOSS)/PROFIT IS STATED AFTER
   CHARGING/(CREDITING)
Depreciation (note 9) -- owned assets                  2,739              2,426
Depreciation of assets under finance leases               40                 --
Staff costs, including Directors' remuneration
   (note 4)                                            6,806              5,262
Rentals under operating leases:
   Hire of plant and machinery                           319                204
   Other operating leases                                573                487
Auditors' remuneration:
   Group audit fees                                       25                 21
   Company audit fees                                      3                  3
   Other work                                              2                 --
Exceptional administrative expenses                      454                 --
Profit on disposal of fixed assets                       (78)               (50)
                                                      ------             ------
                                                      ------             ------

Exceptional administrative expenses represent costs of redundancies, asset write downs and abortive marketing costs resulting from the reorganisation of the Cell business.

4.   STAFF COSTS AND EMPLOYEES

                                                        1997               1996
                                                       L'000              L'000
Wages and salaries                                     5,985              4,594
Fees                                                      64                 55
Social security costs                                    523                378
Other pension contributions                              234                235
                                                      ------             ------
                                                       6,806              5,262
                                                      ------             ------
                                                      ------             ------
                                                        1997               1996
                                                       L'000              L'000
AVERAGE NUMBER EMPLOYED
Operating                                                106                 95
Engineering                                               18                 15
Sales/bookings                                            53                 49
Administration                                            63                 49
                                                      ------             ------
                                                         240                208
                                                      ------             ------
                                                      ------             ------

5.   NET INTEREST PAYABLE

                                                        1997               1996
                                                       L'000              L'000
Bank interest received                                    --                  5
Bank overdraft interest paid                            (102)               (14)
Interest payable on finance lease and hire
   purchase commitments                                  (20)               ---
Other interest paid                                      (10)               ---
                                                      ------             ------
                                                        (132)                (9)
                                                      ------             ------
                                                      ------             ------

All interest paid relates to borrowings repayable within five years.

6.   TAXATION ON (LOSS)/PROFIT ON ORDINARY ACTIVITIES

                                                        1997               1996
                                                       L'000              L'000
UNITED KINGDOM CORPORATION TAX BASED ON THE
   (LOSS)/PROFIT FOR THE YEAR
Current year at 31%                                       82                549
Prior year at 33%                                        (13)                10
Share of associated company's taxation                    26                 --
DEFERRED TAXATION
Current year                                            (110)              (198)
Prior year                                                --                  7
                                                      ------             ------
                                                         (15)               368
                                                      ------             ------
                                                      ------             ------

The disproportionate tax charge is because of the level of disallowable expenditure for tax purposes and non recognition of deferred tax assets.

7.   DIVIDENDS

                                                        1997               1996
                                                       L'000              L'000
ORDINARY DIVIDENDS ON EQUITY SHARES
Interim paid -- nil per share (1996 -- 1.8p)              --                212
Final proposed -- nil per share (1996 --
   1.8p per share)                                        --                212
                                                      ------             ------
                                                          --                424
PREFERENCE DIVIDENDS ON NON-EQUITY SHARES
Final accrued --  5.75% (1996 - 5.75%)                    14                 14
                                                      ------             ------
                                                          14                438
                                                      ------             ------
                                                      ------             ------

Dividends have been accrued in respect of the preference shares. However, it is not intended to pay these dividends until such time as dividends on the ordinary shares recommence.

8.   (LOSSES)/EARNINGS PER ORDINARY SHARE

The calculation of (losses)/earnings per ordinary share is based on the weighted average number of ordinary shares in issue throughout the year of 11,849,000 (1996 -- 11,772,000) and on losses attributable to ordinary shareholders (after deduction of preference dividends) of L1,196,000 (1996 -- profit L525,000). No material dilution of (losses)/earnings per share would arise if all share options were exercised and shares to be issued were issued.

9.   TANGIBLE FIXED ASSETS



                                                  Short       Improve-         Office
                                 Plant &      leasehold       ments to    furniture &          Motor
                               equipment       premises       premises      equipment       vehicles          Total
                                   L'000          L'000          L'000          L'000          L'000          L'000
COST
1 January 1997                    13,836            113          1,399            975            200         16,523
Additions                          2,212            ---            306            238            171          2,927
Acquisition of subsidiary             49             --             --             30             --             79
Disposals                           (896)           ---             (6)            (4)           (74)          (980)
                                  ------         ------         ------         ------         ------         ------
31 December 1997                  15,201            113          1,699          1,239            297         18,549
                                  ------         ------         ------         ------         ------         ------
DEPRECIATION
1 January 1997                     8,640             70            705            609             92         10,116
Charge                             2,283              8            241            193             54          2,779
Acquisition of subsidiary              7             --             --             10             --             17
Disposals                           (419)           ---            ---             (1)           (61)          (481)
                                  ------         ------         ------         ------         ------         ------
31 December 1997                  10,511             78            946            811             85         12,431
                                  ------         ------         ------         ------         ------         ------
NET BOOK VALUE
31 December 1997                   4,690             35            753            428            212          6,118
                                  ------         ------         ------         ------         ------         ------
                                  ------         ------         ------         ------         ------         ------
31 December 1996                   5,196             43            694            366            108          6,407
                                  ------         ------         ------         ------         ------         ------
                                  ------         ------         ------         ------         ------         ------

Included above are plant and equipment held under finance leases and hire purchase contracts with a net book value at 31 December 1997 of L317,000 (1996
Lnil).

10.  INVESTMENTS

This represents ordinary shares in subsidiary undertakings and associated undertakings at cost less provision for permanent diminution in value.

                                        Associated          Other
                                      undertakings    investments        Total
                                             L'000          L'000        L'000
1 January 1997                                   5             --            5
Additions                                       --             64           64
Provisions for loss in value                    (5)            --           (5)
                                            ------         ------       ------
31 December 1997                                               64           64
                                            ------         ------       ------
                                            ------         ------       ------


Subsidiary undertakings, associated undertakings and other investments comprise the following.

                                                               Country of
                                             Percentage    incorporation/
                                             holding of      registration                    Principal
                                        ordinary shares     and operation                   activities
                                                      %
SUBSIDIARY UNDERTAKINGS
Tele-Cine Limited                                   100           England            Broadcast & Media
                                                                                            facilities
XTV Cell Limited                                    100           England       Design, production and
                                                                                film & video animation
Silver Digital Limited                              100           England                      Dormant
(formerly Palm Tree Video Limited)
XTV Limited                                         100           England                      Dormant
File Exchange Limited                               100           England                      Dormant
ASSOCIATED UNDERTAKINGS
Cell Scandinavia ApS                              33.33           Denmark               Film animation
OTHER INVESTMENTS
2010 Media Group Limited                             16           England         Programme production

XTV Limited commenced trading on 1 January 1997 with an issued share capital of L100 and the Group had a 50 per cent. interest at that time. The other 50 per cent. of the issued share capital was acquired in November 1997 (note 18). Following the acquisition of the balance of the shares, the business of XTV Limited was transferred to XTV Cell Limited (formerly called Cell Animation Limited).

Cell Scandinavia ApS commenced trading in October 1996 and its first accounting period ended 31 December 1997. Its unaudited accounts to 31 December 1997 disclose a loss of L171,000 for the period then ended. The Group guarantees the bank loans and overdrafts and a finance lease of Cell Scandinavia ApS jointly and severally with the other shareholders and has an obligation to repurchase certain plant used in the business bought on a finance lease. Provision has been made for the estimated liability that would occur if the business ceased to trade (note 16). The Group intends to exit from its involvement with Cell Scandinavia ApS.

The Group guaranteed during the year ended 31 December 1997 the bank overdraft of 2010 Media Group Limited up to a value of L60,000. This guarantee ceased on 17 February 1998. In the opinion of the Directors, 2010 Media Group Limited should not be equity accounted as there is one shareholder in that company who holds 64 per cent. of the voting rights and the Group is not involved in the financial and operating policy decisions of the company.

The proportion of voting held in respect of Cell Scandinavia ApS and 2010 Media Group Limited is the same as the proportion of ordinary shares held.

11.  STOCKS

                                                        1997               1996
                                                       L'000              L'000
Stock of goods for resale                                134                141
                                                      ------             ------
                                                      ------             ------


12.  INVESTMENT IN PROGRAMMING



                                                        1997               1996
                                                       L'000              L'000
Work in progress                                         105                197
Completed programming                                    260                107
                                                      ------             ------
                                                         365                304
                                                      ------             ------
                                                      ------             ------

Due to the nature of these assets, some of the balance may not be recoverable until after more than one year, and recoverability depends upon the ultimate success of the projects concerned.

13.  DEBTORS

                                                        1997               1996
                                                       L'000              L'000
Trade debtors                                          3,771              3,738
Amount owed by associated undertaking                     17                 49
Corporation tax                                          261                ---
Other debtors                                             45                212
Prepayments and accrued income                           299                257
                                                      ------             ------
                                                       4,393              4,256
                                                      ------             ------
                                                      ------             ------

Included above are amounts owing by related parties as follows:


                                                                          L'000
Cell Scandinavia ApS                                                         17
Eagle Rock Entertainment plc                                                 83
Castle Communication plc                                                      1

14.  CREDITORS -- AMOUNTS FALLING DUE WITHIN ONE YEAR


                                                        1997               1996
                                                       L'000              L'000
Bank overdraft                                           938                627
Trade creditors                                        1,115                915
Other creditors                                           80                 55
Accruals and deferred income                             236                125
Finance lease and hire purchase obligations               61                 --
Corporation tax                                          459                494
Other taxes and social security costs                    718                366
Dividends payable                                         14                226
                                                      ------             ------
                                                       3,621              2,808
                                                      ------             ------
                                                      ------             ------

The bank overdraft is repayable on demand and secured by a fixed and floating charge over the Group's assets.

15.  CREDITORS - AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR


                                                   1997      1996
                                                  L'000     L'000
Finance lease and hire purchase obligations         237        --
                                                  -----     -----
                                                  -----     -----


Of the finance lease and hire purchase obligations shown above, L56,000 is payable in between one and two years and L181,000 is payable between two and five years.

16.  PROVISIONS FOR LIABILITIES AND CHARGES


                                                   1997      1996
                                                  L'000     L'000
Deferred taxation (note 17)                          --        55
Provision against guarantees over associated
  company (note 10)                                 147        --
                                                  -----     -----
                                                    147        55
                                                  -----     -----
                                                  -----     -----


PROVISIONS: MOVEMENT IN THE YEAR


                                                   1997      1996
                                                  L'000     L'000
1 January 1997                                       --        --
Charge for the year in respect of liabilities
  under guarantees given to Cell
  Scandinavia ApS                                   147        --
                                                  -----     -----
31 December 1997                                    147        --
                                                  -----     -----
                                                  -----     -----


17.  DEFERRED TAXATION


                                                   1997      1996
                                                  L'000     L'000
MOVEMENT IN THE YEAR
1 January 1997                                       55       193
Credit to profit and loss account for the year     (110)     (191)
ACT on proposed dividend                             --       (55)
ACT recoverable against mainstream corporation
  tax liability for current period                   55       108
                                                  -----     -----
31 December 1997                                     --        55
                                                  -----     -----
                                                  -----     -----
FULL PROVISION AT YEAR END
Accelerated capital allowances                       --        95
Capital gains rolled over                            --        15
ACT on proposed dividend, recoverable after
  more than one year                                 --       (55)
                                                  -----     -----
                                                     --        55
                                                  -----     -----
                                                  -----     -----

There are no unprovided deferred taxation liabilities (1996 -- nil)

18.  ACQUISITION OF XTV LIMITED

On 1 January 1997, the Group acquired a 50 per cent. interest for notional value in XTV Limited, a newly formed company established by its management to provide a production design facility. On 7 November 1997, the Group purchased the 50 per cent. of the issued share capital of XTV Limited that it did not hold. The consideration for the purchase of the remaining 50 per cent. was as follows:

                                                  L'000
Paid on 7 November 1997                             200
Paid on 13 January 1998                             100
Payable on 1 July 1998                              100
Payable on 1 April 1999                             100
                                                   ----
                                                    500
                                                   ----
                                                   ----

All consideration is payable in 5p ordinary shares of the Company at the market price prevailing at the time of payment. The consideration payable on 1 April 1999 is only payable in the event that XTV Cell Limited makes a profit in the year ended 31 December 1998. The deferred consideration outstanding has been treated as shares to be issued.

The assets acquired were as follows:

                                                       Fair value
                                                    of net assets
                                                         in Group
                                                            L'000
Fixed assets                                                   62
Cash at bank and in hand                                       11
Debtors                                                       255
Creditors
Amounts falling due within one year                          (264)
Amounts falling due after more than one year                   (9)
                                                          -------
Net Assets at 100%                                             55
                                                          -------
Net Assets of interest acquired of 50%                         27
                                                          -------

Goodwill arising on acquisition was as follows:
Consideration                                                 500
Expenses                                                       26
                                                          -------
                                                              526
Interest in net assets acquired                               (27)
                                                          -------
Total goodwill arising                                        499
                                                          -------
Offset under S131 Companies Act 1985
against share premium otherwise arising                       177
Written off against profit and loss reserve                   322
                                                          -------
                                                              499
                                                          -------
                                                          -------

In the period from 1 January 1997 to 7 November 1997 XTV Limited had turnover of L990,000 and profit before taxation of L110,000. Following the acquisition of the remaining 50 per cent. interest, the business of XTV Limited was merged together with that of Cell Animation Limited which changed its name to XTV Cell Limited. As a consequence, separate profit and loss and cashflow figures are not available for the period after acquisition. The Directors do not consider this omission to be material.

No fair value adjustments were required to XTV Limited's net asset value.

19.  SHARE CAPITAL

                                                   1997      1996
                                                  L'000     L'000
AUTHORISED
15,907,135 ordinary shares of 5p each               795       795
245,635 5.75% cumulative preference shares of
  L1 each                                           246       246
                                                  -----     -----
                                                  1,041     1,041
                                                  -----     -----
                                                  -----     -----

CALLED UP, ALLOTTED AND FULLY PAID
12,232,282 (1996: 11,772,282) ordinary shares
  of 5p each                                        611       588
245,635 5.75% cumulative preference shares
  of L1 each                                        246       246
                                                  -----     -----
                                                    857       834
                                                  -----     -----
                                                  -----     -----

The ordinary shares are equity shares and the 5.75 per cent. cumulative preference shares are non-equity shares.

The cumulative preference shares of L1 each confer on the holders the right to receive a fixed cumulative preferential dividend of 5.75 per cent. on the paid up capital and the right to rank ahead of the ordinary shares on a winding up or return of capital. The shares carry no right to vote.

On 7 November 1997 460,000 ordinary shares of 5p each with an aggregate nominal value of L23,000 and on 13 January 1998 212,766 ordinary shares of 5p each with an aggregate nominal value of L11,000 were issued in part consideration of the purchase of the 50% interest in XTV Limited not already owned by the Group (note
18).

The Company operates two share option schemes, the Inland Revenue approved Tele-Cine Cell Group plc 1994 Executive Share Option Scheme and the unapproved Tele-Cine Cell Group plc 1996 Share Option Scheme. At 31 December 1997 the following options to purchase 5p Ordinary shares were outstanding:

                                         Exercise period                    Number of         Option
Date of Grant                       From                 End date              shares          price
28 November 1994        28 November 1997         28 November 2004              82,000           170p
 3 November 1995         3 November 1995          3 November 2005              15,000           125p
      3 May 1996             3 May 19993                 May 2006               9,000            63p
 5 November 1996         5 November 1999          5 November 2006             141,000          53.5p
      6 May 1997              6 May 2000               6 May 2007              40,000            44p
12 November 1997        12 November 2000         12 November 2007             360,000            42p
12 November 1997        12 November 2000         12 November 2004             160,000            42p
                                                                             --------
                                                                              807,000
                                                                             --------
                                                                             --------



The market price of the Company's shares at 31 December 1997 was 47p.

20.  CAPITAL AND RESERVES



                                                                                     Profit and
                              Shareholders      Share       Share      Shares to           loss         Merger
                                     funds    capital     premium      be issued        reserve        reserve
                                     L'000      L'000       L'000          L'000          L'000          L'000
1 January 1997                       8,264       834        3,563             --          3,867             --
Purchase of XTV Limited                200        23           --             --             --            177
Shares to be issued                    300        --           --            300             --             --
Retained (loss) for the year        (1,196)       --           --             --         (1,196)            --
Goodwill written off                  (499)       --           --             --           (322)          (177)
                                    ------      ----        -----          -----         ------          -----
                                    ------      ----        -----          -----         ------          -----
31 December 1997                     7,069       857        3,563            300          2,349             --
                                    ------      ----        -----          -----         ------          -----
                                    ------      ----        -----          -----         ------          -----


At 31 December 1997 L499,000 (1996 - Lnil) of goodwill in respect of subsidiaries owned at that date had been written off directly to reserves or offset against balances under S131 Companies Act 1985.

Shares to be issued represent the balance of the acquisition consideration for XTV Limited (note 18).

21.  CAPITAL COMMITMENTS

There were no capital commitments at 31 December 1997 contracted for but not provided (1996: L309,000).

22.  CONTINGENT LIABILITIES

Contingent liabilities are not expected to give rise to any material losses.

23.  OPERATING LEASE COMMITMENTS

At 31 December 1997, the Group was committed to the following payments during the forthcoming year.

                                                   1997      1996
                                                  L'000     L'000
LAND AND BUILDINGS
Leases expiring within 2-5 years                     53        53
Leases expiring after more than 5 years             521       476
                                                  -----     -----
                                                    574       529
                                                  -----     -----
                                                  -----     -----

PLANT AND EQUIPMENT
Leases expiring within 2-5 years                    271       271
                                                  -----     -----
                                                  -----     -----

24. RECONCILIATION OF OPERATING (LOSS)/PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                   1997      1996
                                                  L'000     L'000
Operating (loss)/profit                            (968)      916
Depreciation                                      2,779     2,426
Profit on disposal of tangible fixed assets         (78)      (50)
Decrease in stocks                                    7       133
Decrease/(increase) in debtors                      379      (686)
Increase in investment in programming               (61)     (304)
Increase in creditors                               464       140
                                                  -----     -----
Net cash inflow from operating activities         2,522     2,575
                                                  -----     -----
                                                  -----     -----

Following the acquisition of XTV Limited, the business of XTV Limited was transferred into Cell Animation Limited, which changed its name to XTV Cell Limited. It has therefore not been possible to identify cash flows of the former XTV Limited business following acquisition. The Directors do not consider the omission to be material.

Included within net cash inflow from operating activities is L143,000 paid in respect of exceptional items.

25.  RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT

                                                   1997      1996
                                                  L'000     L'000
Decrease in cash in the year                       (325)     (558)
Net cash outflow from financing                      58        --
                                                 ------     -----
                                                   (267)     (558)
New finance leases                                 (345)       --
Finance leases acquired with subsidiary             (11)       --
                                                 ------     -----
                                                   (623)     (558)
Net debt at 1 January 1997                         (613)      (55)
                                                 ------     -----
Net debt at 31 December 1997                     (1,236)     (613)
                                                 ------     -----
                                                 ------     -----

26.  ANALYSIS OF NET DEBT

                                                            Other non-
                             31 December                          cash      Effect of      1 January
                                    1997      Cash flow      movements    Acquisition           1997
                                   L'000          L'000          L'000          L'000          L'000
Cash at bank and in hand                            (14)                           --             14
Bank overdrafts                     (938)          (311)                           --           (627)
                                  ------          -----          -----          -----          -----
                                    (938)          (325)            --             --           (613)
Finance leases                      (298)            58           (345)           (11)            --
                                  ------          -----          -----          -----          -----
Total                             (1,236)          (267)          (345)           (11)          (613)
                                  ------          -----          -----          -----          -----
                                  ------          -----          -----          -----          -----


During the year the Group entered into finance lease arrangements in respect of assets with a total capital value at the inception of the leases of L345,000.

PART 3    DIRECTORS' REMUNERATION

The following is an extract from the report of the Remuneration Committee for the year ended 31 December 1997.

                                                                 1997                                    1996
                                                               Pension
                                                  Basic           con-    Benefits
                                      Fees     salaries     tributions     in kind        Total          Total
                                     L'000        L'000          L'000       L'000        L'000          L'000
EXECUTIVE DIRECTORS
J P Rowland                                         103             19           7          129            119
P A P O'Hagan (resigned
  17 January 1998)                                   94             17           8          119            118
N Igoe (resigned 13 January 1998)                    59             11           8           78             77
R A Cole (appointed
  11 November 1997)                                  14             --                       14             --
D G Brocksom (appointed
  13 January 1998)                      --           --             --                       --

NON-EXECUTIVE DIRECTORS
J B Paul (Chairman)                     40           --                         --           40             30
J L Rowsell                             12           --                         --           12             11
R Kirsch                                12           --             --          --           12             13
G S Duncan (appointed
  12 November 1996)                      8           --             --          --            8              1
                                      ----        -----          -----       -----        -----          -----
Total                                   72          270             47          23          412            369
                                      ----        -----          -----       -----        -----          -----
                                      ----        -----          -----       -----        -----          -----

PART 4    MATERIAL CHANGES

Save as disclosed in this document, there has been no material change in the financial or trading position of Tele-Cine Cell and its subsidiaries since 31 December 1997, the date to which the latest audited accounts were made up.

                                      APPENDIX V

                            PARTICULARS OF THE LOAN NOTES

The guaranteed unsecured 4.5% fixed rate loan notes 1998/2002 of Todd Europe have been created by a resolution of the Board of Todd Europe (or a duly authorised committee) and constituted by a Loan Note instrument executed by Todd Europe dated Friday 17th April 1998 (the "Loan Note Instrument"). The Loan Notes will be guaranteed as to principal by Bank of America under the terms of the Loan Note Instrument. Elections for Loan Notes by the holders of Tele-Cine Cell ordinary shares in respect of the maximum cash consideration receivable under the terms of the Offer would involve the issue of a nominal amount of Loan Notes of L10,524,038 million. The Loan Note Instrument will contain provisions, amongst others, to the effect set out below.

1.   FORM AND STATUS

The Loan Notes will be issued in registered form in amounts of integral multiples of L1 and will constitute unsecured obligations of Todd Europe. Fractional entitlements arising on elections for Loan Notes will be satisfied in cash. The Loan Note Instrument will not contain any restrictions on borrowing, or disposals or charging of assets by Todd Europe.

2.   INTEREST

Interest on the Loan Notes will accrue from day to day and will be calculated on the basis of a 365 day year and will be payable (subject to any requirement to deduct income tax from it) annually in arrears on 30 April or, if any such day is not a business day on the immediate preceding business day, ("interest payment date") in each year in respect of the interest period (as defined below) ending on such dates at a rate of 4.5% per annum. The first payment of interest on any Loan Note, which will be made on 30 April 1999, will be in respect of the period from the date of issue of that Loan Note to 30 April 1999 (both dates inclusive). The period from the date of issue of the Loan Notes to 30 April 1999, and the period from the day immediately following 30 April 1999 or any subsequent interest payment date, to and inclusive of the next following interest payment date, are herein called an "interest period".

3.   REDEMPTION OF LOAN NOTES

(a) A holder of Loan Notes ("Noteholder") shall be entitled to require Todd Europe to redeem the whole or any part at par, subject to a minimum of L5,000 nominal, or, if smaller, the whole holding, together with accrued interest (subject to any requirement to deduct tax from it) up to the date of the redemption, on 30 April in each of the years 1999, 2000, 2001 and 2002 by giving (in the form endorsed on the Loan Note certificate) not less than 30 days' prior notice in writing to Todd Europe accompanied by the certificate(s) for all the Loan Notes to be redeemed, provided that no such notice may be given in respect of any Loan Notes in respect of which notice of redemption has previously been given by Todd Europe in accordance with paragraph 3(c) of this Appendix and no notice may be given for redemption prior to a date which is less than 190 days after the date of issue of the Loan Notes to be redeemed.

(b) If, at any time, the principal amount of all Loan Notes outstanding is 10% or less of the total nominal amount of Loan Notes issued, Todd Europe shall have the right on giving to the Noteholders not less than 30 days' prior notice in writing expiring on the next following 30 April, to redeem all (but not some only) of the outstanding Loan Notes on such date by payment of their nominal amount together with accrued interest (subject to any requirement to deduct tax from it) up to the date of redemption.

(c) Any Loan Notes not previously so redeemed or otherwise acquired by Todd Europe will be repaid in full at par on 30 April 2002 together with accrued interest (subject to any requirement to deduct tax from it) up to that date.

4.   CANCELLATION

Any Loan Notes redeemed in accordance with paragraph 3 of this Appendix or otherwise acquired by Todd Europe shall be cancelled and shall not be available for re-issue, or re-sale.

5.   MODIFICATIONS

The provisions of the Loan Note Instrument will be subject to amendment by Todd Europe and the rights of the Noteholders will be subject to modification, abrogation or compromise in any respect with the sanction of an extraordinary resolution of Noteholders being a resolution of a majority of holders holding not less than 90% in nominal value of Loan Notes then outstanding.

6.   REGISTRATION AND TRANSFER

The Loan Notes will be registered in amounts and multiples of L1. The Loan Notes will be transferable in amounts or integral multiples of L1,000 (or if less, the entire holding), provided that transfers of Loan Notes will not be registered during the ten business days immediately preceding an interest payment date or while the register is closed.

7.   RESTRICTIONS ON OWNERSHIP AND TRANSFER

The Loan Notes have not been and will not be registered under the United States Securities Act of 1933 (as amended) and may not be offered or sold in the United States or to United States persons except in transactions exempt from, or not subject to, the registration requirements of that Act, nor may they be sold or offered to persons in, or resident in, Canada, Australia or Japan.

8.   PRESCRIPTION

Noteholders will cease to be entitled to amounts due in respect of interest and/or principal which remain unclaimed for a period of twelve years from the date on which the relevant payment first becomes due and such amounts shall revert to Todd Europe.

9.   NO LISTING

No application has been made or is intended to be made to any stock exchange or other dealing service for the Loan Notes to be listed or dealt in.

10.  EVENTS OF DEFAULT

Each Noteholder shall be entitled to require all or any part (being an integral multiple of L5,000 in nominal amount) of the Loan Notes held by him to be repaid at par together with accrued interest (subject to any requirement to deduct any tax from it) up to the date of redemption whilst any of the following is continuing:

(a) the failure by Todd Europe to meet its payment obligations in full in respect of any principal or interest on any of the Loan Notes held by that Noteholder within 15 days after the due date for payment of it;

(b) an order is made or an effective resolution is passed for the winding-up or dissolution of Todd Europe or any of its trading subsidiaries other than for the purposes of a reconstruction or an amalgamation or a members' voluntary winding-up upon terms previously approved by an extraordinary resolution of the Noteholders, or;

(c) an encumbrancer takes possession or a trustee, receiver or an administrator, administrative receiver or similar officer is appointed in respect of all or substantially all of the undertaking of Todd Europe or any of its trading subsidiaries and such person has not been paid out or discharged within 5 business days.

11.  GUARANTEE

The principal amount (but not interest) payable in respect of the Loan Notes will be unconditionally guaranteed by Bank of America. Claims under such guarantee must be made not later than 120 days after the date on which any payment of principal on the Loan Notes falls due and is not paid by Todd Europe.

12.  GOVERNING LAW

The Loan Notes and the Loan Note Instrument will be governed by and construed in accordance with English law.

                                     APPENDIX VI

                                 GENERAL INFORMATION


1.   RESPONSIBILITY

(a) The issue of this document has been approved by the executive directors of Todd and Todd Europe.

     The executive directors of Todd and Todd Europe whose names appear below accept responsibility for all the information contained in the document (apart from that relating to Tele-Cine Cell, the directors of Tele-Cine Cell and their immediate families). To the best of the knowledge and belief of the directors of Todd and Todd Europe (who have taken all reasonable care to ensure that such is the case) such information is in accordance with the facts and does not omit anything likely to affect the import of such information.


     THE EXECUTIVE DIRECTORS OF TODD ARE:    THE NON-EXECUTIVE DIRECTORS OF TODD ARE:

     Robert A. Naify                         Robert I. Knudson        David Haas
     Co-Chairman of the Board and            Director                 Director
     Co-Chief Executive Officer
                                             Michael S. Naify         Anthur Franklin Pierce
     Marshall Naify                          Director                 Director
     Co-Chairman of the Board
     Co-Chief Executive Officer              Robert J. Naify          David Priestly Malm
                                             Director                 Director
     Salah M. Hassanein
     President and Chief Operating Officer   Zelbie Trogden
                                             Director
     Christopher D.Jenkins
     Senior Vice President and Director      Herbert L. Hutner
                                             Director
     Joseph R. DeLang
     Senior Vice President and Director

     Richard C. Hassanein
     Vice President and Director

     THE DIRECTOR OF TODD EUROPE IS:

     Salah M. Hassanein



(b) The directors of Tele-Cine Cell whose names appear below accept responsibility for all the information contained in the document relating to Tele-Cine Cell, themselves and their immediate families. To the best of the knowledge and belief of the directors of Tele-Cine Cell (who have taken all reasonable care to ensure that such is the case) such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

     THE DIRECTORS OF TELE-CINE CELL ARE:

     Julian Braithwaite Paul MA FCA          Raymond Kirsch
     Non-Executive Chairman                  Non Executive

     John Philip Rowland                     James Luya Rowsell LLB
     Group Managing Director                 Non Executive

     David Graham Brocksom MA FCA            Grant Stuart Duncan MA
     Finance Director                        Non Executive

     Robert Alan Cole FCA
     Executive Director

     The principal and registered office of Tele-Cine Cell is Video House, 48 Charlotte Street, London W1P 1LX.

2.   DISCLOSURE OF INTERESTS AND DEALINGS

     Interests and dealings in the share capital of Tele-Cine Cell

(a) The following dealings for value in the ordinary shares of Tele-Cine Cell have been made by the directors of Tele-Cine Cell during the Disclosure Period.


                                                        Number of
             Nature of the             Date of     Tele-Cine Cell
Name          Transaction          Transaction    ordinary shares     Price
R. Cole        Purchase*      13 January 1998              85,106       47p
R. Cole        Purchase       25 November 1997            150,000       38p
R. Cole        Purchase*      7 November 1997             184,000    43.48p


     *acquired as part of the consideration for the acquisition of XTV Limited.

On 12 November 1997, under the terms of the Company's share option schemes, R Cole was granted options over 125,000 ordinary shares of the Company at a price of 42 pence per share.

Under the terms of Mr Brocksom's contract of employment the Company has undertaken to issue, at the first opportunity, options over 125,000 ordinary shares under the terms of the Company's share option schemes. The Company has undertaken to compensate Mr Brocksom at the time of any exercise of the options in the event that the share options cannot be issued at, or less than, 47 pence per share, being the price prevailing at the time his employment with the Company commenced. In the event that the Offer becomes unconditional the options will not be granted and Mr Brocksom will receive compensation of L41,250 being the difference between the proposed option price and the Offer price in relation to 125,000 Tele-Cine Cell ordinary shares.

On Thursday, 16 April 1998, the interests of the directors of Tele-Cine Cell and their immediate families in the share capital of Tele-Cine Cell, as shown in the register maintained under the provisions of the Companies Act 1985 are as follows:

     J B Paul          170,000
     J R Rowland     1,593,750
     D G Brocksom          nil
     R A Cole          419,106
     R Kirsch        3,044,340
     J L Rowsell        18,000
     G S Duncan            nil


R Kirsch owns 245,635 Tele-Cine Cell preference shares.

(b) Save as disclosed herein, neither Todd nor any of its subsidiaries nor any of Todd's directors or their immediate families, nor Todd Europe nor any of its subsidiaries nor any of Todd Europe's directors or their immediate families, nor any adviser to Todd or Todd Europe, nor any person acting in concert with Todd Europe, nor Tele-Cine Cell nor any of its subsidiaries nor any of Tele-Cine Cell's directors nor their immediate families, nor any pension fund of Tele-Cine Cell, nor any adviser to Tele-Cine Cell, has any interest in or holds any Tele-Cine Cell shares or any securities convertible into, rights to subscribe for or options in respect of Tele-Cine Cell shares or dealt for value therein during the Disclosure Period.

(c) Tele-Cine Cell has no interest in and holds no shares in Todd or Todd Europe nor any securities convertible into, rights to subscribe for or options in respect of such shares.

(d)  Irrevocable undertakings to accept the Offer have been given as follows:


Shareholder                                            Number of Tele-Cine Cell
                                                                ordinary shares
Arcadian Associates Limited                                          3,044,340
Robert Cole                                                            419,106
Glyn Mills (Nominees) (Lombard Street) Limited                         170,000
Paul O'Hagan                                                         1,593,750
Janet Patricia Rowland                                                 100,000
John Rowland                                                         1,493,750
James Rowsell                                                           18,000


(e) The following are the dealings for value in the ordinary shares of Tele-Cine Cell by Beeson Gregory as market maker:



                                                                       Number of
                                                                  Tele-Cine Cell
Nature of the Transaction          Date of Transaction           ordinary shares     Price
Purchase                                     22.09.97                     25,000     40p
Sale                                         25.09.97                      5,000     42p
Sale                                         26.09.97                      5,000     42p
Purchase                                      2.10.97                      5,000     34p
Sale                                          3.10.97                     10,000     39p
Purchase                                      3.10.97                      5,000     38p
Purchase                                     20.10.97                    120,000     37.50p
Sale                                         20.10.97                     10,000     38p
Sale                                         20.10.97                    100,000     38p
Sale                                         21.10.97                     25,000     39.50p
Sale                                         21.10.97                     13,100     38.50p
Sale                                         22.10.97                     20,000     40p
Sale                                         24.10.97                      5,000     47p
Purchase                                     28.10.97                     25,000     43p
Purchase                                     19.11.97                      1,765     38p
Purchase                                     24.11.97                     11,000     37p
Purchase                                     25.11.97                    150,000     37p
Sale                                         25.11.97                    150,000     38p
Sale                                          3.12.97                     10,000     43p
Sale                                          4.12.97                      3,940     50p
Sale                                         30.01.98                      4,433     55p
Sale                                          9.02.98                     10,000     70p
Purchase                                     10.02.98                     25,000     73p
Purchase                                     13.02.98                      3,000     68.50p
Sale                                         19.02.98                     15,000     68p
Purchase                                     19.02.98                     20,000     64p
Sale                                         19.02.98                     15,000     66p
Purchase                                     19.02.98                     13,100     65p
Purchase                                     25.02.98                      4,832     63p
Purchase                                     26.02.98                      5,446     62p
Sale                                          3.03.98                     10,000     63p
Sale                                          4.03.98                     25,000     62p
Purchase                                      4.03.98                     10,000     60p
Purchase                                      4.03.98                      3,200     60p
Purchase                                      4.03.98                     20,000     59p
Sale                                          5.03.98                     10,000     63p
Sale                                          6.03.98                     10,000     66p
Purchase                                      6.03.98                     25,000     63p
Sale                                          9.03.98                     10,000     65p
Sale                                          9.03.98                     10,000     65p
Sale                                          9.03.98                     10,000     65p
Sale                                          9.03.98                     10,000     65p
Purchase                                      9.03.98                     25,000     63p
Sale                                         11.03.98                     25,000     66p
Purchase                                     10.03.98                     10,000     62p
Purchase                                     11.03.98                     22,222     63p
Sale                                         12.03.98                     17,391     69p
Purchase                                     16.03.98                      5,000     72p
Purchase                                     16.03.98                     15,000     72p
Purchase                                     23.03.98                     15,000     67p
Sale                                         23.03.98                     15,000     67.625p
Purchase                                     23.03.98                     20,000     65p
Purchase                                     26.03.98                      5,000     67p
Sale                                          1.04.98                      8,000     68p
Purchase                                      3.04.98                     25,000     67p
Sale                                          3.04.98                     25,000     67.75p
Purchase                                      6.04.98                     10,000     75p
Purchase                                      8.04.98                     15,000     75.50p
Purchase                                     15.04.98                     20,000     75p


3.   STOCK EXCHANGE QUOTATIONS

The following table sets out the middle market quotation for Tele-Cine Cell ordinary shares, as derived from the London Stock Exchange Daily Official List, on the first dealing day of each of the six months prior to the date of this document, on 29 January 1998 (the dealing day prior to the commencement of the Offer period) and on 3 April 1998 (the date prior to the announcement of the Offer) and for 16 April 1998 (the latest practicable date prior to the publication of this document).


                                                                  Tele-Cine Cell
                                                                 ordinary shares
                                                                          pence
                                                                      per share
3 November 1997                                                           44.5
1 December 1997                                                           40.5
2 January 1998                                                            47.0
29 January 1998                                                           49.5
2 February 1998                                                           61.0
2 March 1998                                                              61.5
3 April 1998                                                              68.5
16 April 1998                                                             77.5

4.   DIRECTORS' SERVICE CONTRACTS

Save as disclosed herein:

(a) there are no service agreements in force between any director of Tele-Cine Cell and Tele-Cine Cell or any of its subsidiaries which do not expire or cannot be terminated within the next 12 months without payment of compensation (other than statutory compensation).

(b) the following service agreements described above were entered into during the 6 month period preceding the date of this document.

     (1) On 7 November 1997 an agreement was entered into between (1) XTV Cell Limited and (2) R A Cole whereby it was agreed that Cell Animation Limited (now XTV Cell Limited) would engage R A Cole as a consultant upon six months' notice at a monthly fee of L7,500 (plus VAT if appropriate) to provide consultancy services to the Company and its subsidiaries.

     (2) On 24 February 1997 an agreement was entered into between (1) Tele-Cine Cell and (2) D G Brocksom whereby it was agreed that D G Brocksom would serve the Company as the finance director of the Company and its subsidiaries from 5 January 1998 for a term which can be determined by the Company giving not less than six months' notice to D G Brocksom and vice versa to expire on or after 31 December 1998. The remuneration payable under the agreement is L75,000 per annum.

5.   MATERIAL CONTRACTS

(a) The following are the only contracts (other than contracts entered into in the ordinary course of business) which are or may be material and which have been entered into by Todd and its subsidiaries within the two years immediately preceding the date of this document:

     (1) Agreement for the acquisition of the entire issued share capital of Filmatic Laboratories Ltd. ("Filmatic") dated as of April 18, 1996 between David L Gibbs, Ian Magowan and Todd Europe.

          On April 18, 1996 Todd Europe acquired all the outstanding shares of Filmatic, a London based film processing and video post production company for the sum of L1. Concurrently with the acquisition, Todd Europe advanced and paid on behalf of Filmatic bank debt in the amount of L357,096.

     (2) Asset Purchase Agreement dated August 13, 1996 by and among Todd ("Purchaser"), Edit Acquisition LLC ("Editworks") ("Seller"), Edit Group L.P., Patrick H. Furlong, Margie F. Furlong and James Furlong V ("Members") and Margie F. Furlong, Patrick H. Furlong, K. Robert Draughon and Robert M. Martin ("Guarantors").

          On August 13, 1996 Todd entered into an agreement with Editworks et al to purchase substantially all of the assets and certain liabilities of Editworks. The aggregate consideration of $4,650,000 was accounted for as a purchase; $3,180,487 was paid in cash and $969,513 in Todd common stock at the closing.

          The remaining $500,000 was subsequently paid in cash upon the completion of certain conditions. The funds paid at closing were provided by the Company's credit facility with its institutional lender. Editworks provides video post production services to broadcasters, advertising agencies and other businesses.

     (3) Agreement and Exhibits for the Purchase and Sale of Assets dated June 18, 1997 among Todd, Todd-AO HD, Inc. ("THD") and Hollywood Digital Limited Partnership ("HD"), Hollywood Digital, Inc., The Palladion Limited Partnership, HDZ Digital Limited Partnership, Phemus Corporation, Rand Gladden, William Romeo, David Cottrell and Michael Jackson.

          On the closing date, June 20, 1997, an agreement dated June 18, 1997 for the purchase and sale of substantially all of the assets and certain liabilities of HD was entered into for an aggregate consideration of $30,400,000. The purchase price was subject to reduction by an adjustment factor if the operating profit for the period July 1, 1996 to June 30, 1997 is less than $5,500,000. In August 1997, the seller and purchaser agreed that the operating profit for the period was $4,793,356 and the purchase price was reduced to $26,160,136. The acquisition has been accounted for as a purchase. Of the total purchase price, cash in the amount of $17,741,429 was used to pay down existing debt of the seller; $19,500 was used to assume additional debt; and the remaining $8,399,207 is evidenced by the issuance of convertible subordinated notes of Todd. The principal is due and payable at the end of three years and interest is payable annually at 5 per cent. The notes are convertible into Todd Class A Common Stock at the conversion price of $11.875 per share (subsequently adjusted to $11.812 per share) at any time before the maturity date. Financing of the debt paid at closing was provided by the Company's credit facility with its institutional lender. HD is an all digital, post production facility providing sound and video services to the film, television, and commercial advertising industries.

     (4) First Amended and Restated Credit Agreement dated October 20, 1997 between Todd and Bank of America National Trust and Savings Association ("BA").

          Under its new First Amended and Restated Credit Agreement, Todd may borrow up to $50,000,000 (with a provision for an increase to $60,000,000 requiring BA consent and Todd Board approval) in revolving loans (including up to 50 per cent. in Multi-currency) until November 30, 2000. On that date and quarterly thereafter until August 31, 2002, the revolving loan commitment will reduce by 6.25 per cent to 50 per cent. of the combined loan commitment on the reduction date. The remaining 50 per cent. will reduce to nil by the expiration of the agreement on December 31, 2002. Annually, Todd may request an automatic extension of the revolving period of the credit facility for one year which will also extend the term period and the expiration date of the agreement. Todd also has the availability of Standby Letters of Credit up to $2,500,000 under the facility. The credit facility provides for borrowings at just above the Bank's Reference, CD, and Libor rates which can increase incrementally based on Todd's leverage ratio. The leverage ratios which determine the rates range from less than 1:1 to greater than 2.5:1. Leverage ratios may not exceed 3:1. The facility includes commitment fees at 2 per cent. to .5 per cent. (based on the leverage ratio) per annum on the unused balances. Other material restrictions include: the coverage ratio (cash flow/fixed charges), Other Indebtedness or Contingent Liabilities (with certain exclusions) may not exceed $10,000,000 without BA approval and Minimum Tangible Net Worth may not be less than $25,000,000 plus net proceeds from issuance of equity plus 50 per cent. of future consolidated net income. The credit facility is available for general corporate purposes, capital expenditures and acquisitions.

     (5) Lease intended as a security dated November 3, 1997 between Todd-AO Studios West ("TSW") and BA Leasing and Capital Corporation.

          An agreement was signed in October 1997 to implement the sale/leaseback of certain equipment for up to $10,000,000. An aggregate of $8,500,000 of sound studio equipment was sold and leased back on November 3, 1997. The sale/leaseback agreement, which terminates on December 1, 2002, consists of five 1-year terms amortizing to approximately 42 per cent. with interest at just above Libor rates which can increase incrementally based on the Company's leverage ratio.


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

(b) The following are the only contracts (other than contracts entered into in the ordinary course of business) which are or may be material and which have been entered into by Tele-Cine Cell and its subsidiaries within the two years immediately preceding the date of this document:

     (i) An agreement made on 8 August 1996 between (1) Tele-Cine Cell, (2) Jerry's Holding ApS under formation, (3) J.P.M. Hofmann ApS, (4) Jerry Nilson, (5) Peter Hofmann and (6) Cell Scandinavia ApS under formation ("CS") whereby it was agreed that CS would operate as a joint venture between the parties, that Tele-Cine Cell would undertake certain financial obligations under guarantees and commitments to repurchase equipment and that CS would be the only entity through which the business of the parties in Scandinavia would be conducted. The financial commitments of Tele-Cine Cell under these arrangements are estimated not to exceed L285,000 at current exchange rates.

     (ii) A sale and leasing arrangement over three years made on 16 August 1996 between (1) Tele-Cine Cell and (2) TSB Asset Finance Limited in relation to equipment with a total cost of L989,042.

     (iii) An agreement made on 9 August 1997 between (1) Tele-Cine Cell, (2) Michael Parry, (3) Robert Cole, (4) Jan Hallett and (5) XTV Limited ("XTV") whereby it was agreed that Tele-Cine Cell would have a 50 per cent. interest in XTV and the remainder of the shares would be held by Messrs Parry, Cole and Hallett ("the XTV Individuals"). The agreement also provides for XTV to be operated as a joint venture company and for various loans to be made by the shareholders. The agreement also provides for a basis of trading between XTV and Tele-Cine Cell, the occupation of premises and restrictions on the activities of the XTV Individuals.

     (iv)  An agreement made on 7 November 1997 between (1) Tele-Cine Cell and
           (2) the XTV Individuals, pursuant to which Tele-Cine Cell agreed to acquire the 50 per cent. interest in the share capital of XTV Limited which it did not already own. The consideration for the sale was L500,000 of which L300,000 was satisfied by the issue of 460,000 Tele-Cine Cell ordinary shares credited as fully paid upon completion and 212,766 Tele-Cine Cell ordinary shares issued credited as fully paid on 13 January 1998. A further L100,000 will become payable on 1 July 1998 and a final payment of L100,000 will become payable on 1 April 1999 provided that profit before tax of the XTV Cell business for the period ending 31 December 1998 is positive. If the Offer does not become unconditional, the amounts payable on 1 July 1998 and 1 April 1999 will be satisfied by the issue of Tele-Cine Cell ordinary shares credited as fully paid at the prevailing market prices but, in view of the Offer, a supplemental agreement was entered into on 17 April 1998 between the Company, the XTV Individuals and Todd providing for such consideration to be satisfied by the issue of shares of common stock of Todd at the then prevailing market prices so long as the Offer shall have become unconditional in all respects.

6.   ADDITIONAL INFORMATION

(a) Astaire and Beeson Gregory have given and have not withdrawn their respective written consents to the issue of this document with references to their names in the form and context in which they appear.

(b) The total consideration offered for the Tele-Cine Cell shares is L9.956 million and will be financed from Todd's existing resources. Astaire is satisfied that the necessary financial resources are available to Todd Europe for it to implement the Offer in full, from the existing facilities available to Todd from Bank of America.

(c) Save as disclosed in this document, there is no agreement, arrangement or understanding between Todd Europe and any party acting in concert with Todd Europe and any of the directors, recent directors, shareholders or recent shareholders of Tele-Cine Cell having any connection with or dependence on the outcome of the Offer.

(d) Neither Todd Europe nor any associate of Todd Europe nor any person acting in concert with Todd Europe, nor Tele-Cine Cell nor any associate of Tele-Cine Cell, has any arrangement in relation to the share capital of Tele-Cine Cell; for these purposes "arrangement" includes any indemnities or option arrangements, or any agreement or understanding, formal or informal, of whatever nature, which may be an inducement to deal, or refrain from dealing, in such share capital.

(e) There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Tele-Cine Cell ordinary shares to be acquired by Todd Europe pursuant to the Offer will be transferred to any other person.


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

(f) Astaire, which is regulated by the Securities and Futures Authority, has approved the contents of this document and the Form of Acceptance for the purposes of section 57 of the Financial Services Act 1986.

(g) The acquisition of Tele-Cine Cell will not affect the emoluments of any director of Todd or Todd Europe.

(h) If sufficient acceptances are received, Todd Europe intends to apply the provisions of sections 428 to 430F of the Companies Act 1985 to acquire compulsorily any outstanding Tele-Cine Cell ordinary shares.

(i)  The registered office of Todd Europe is:
     4 John Carpenter Street, London EC4Y 0NH.

7.   DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents will be available for inspection during normal business hours on any weekday (Saturdays and public holidays excepted) at the offices of Frere Cholmeley Bischoff, 4 John Carpenter Street, London EC4Y 0NH while the Offer remains open for acceptance:

(a) the Memorandum and Articles of Association of Todd Europe and Tele-Cine Cell and appropriate documents for Todd;

(b) the audited consolidated accounts of Todd for the two financial years ended 31 August 1996 and 1997 and of Tele-Cine Cell for the two financial years ended 31 December 1996 and 1995.

(c) the written consents of Astaire and Beeson Gregory referred to in paragraph 6(a) above;

(d) the material contracts of Todd and Tele-Cine Cell referred to in paragraph 5 above;

(e)  the irrevocable undertakings to accept the Offer referred to in paragraph
     (e);

(f)  the documents constituting the Tele-Cine Cell Option Schemes;

(g)  the Loan Note Instrument;

(h)  the consultancy agreement of R Kirsch with Todd;

(i) the agreement for the sale of the Tele-Cine Cell preference shares by R Kirsch to Todd Europe;

(j)  the valuation of the Loan Notes by Astaire.



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